Filed Pursuant to Rule 424(b)(4)
Registration No. 333-184341

Prospectus Supplement to Prospectus dated October 23, 2012.

20,000,000 Shares

MRC Global Inc.

Common Stock

All of the shares of common stock in the offering are being sold by the selling stockholder identified in this prospectus supplement. MRC Global Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

The common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MRC”. The last reported sale price of the common stock on November 8, 2012 was $23.00 per share.

See “Risk Factors” on page S-22 of this prospectus supplement and page 3 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$22.00	$440,000,000
Underwriting discount	$0.935	$18,700,000
Proceeds, before expenses, to the selling stockholder	$21.065	$421,300,000

To the extent that the underwriters sell more than 20,000,000 shares of common stock, the underwriters have the option to purchase from the selling stockholder up to an additional 3,000,000 shares of common stock at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on November 15, 2012.

Goldman, Sachs & Co.	Barclays

BofA Merrill Lynch	Baird	Wells Fargo Securities

Stephens Inc.	Raymond James	KeyBanc Capital Markets	William Blair

Prospectus Supplement dated November 8, 2012.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

In this prospectus supplement, “the Company”, “MRC”, “we”, “us” and “our” refer to MRC Global Inc. and its consolidated subsidiaries.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the captions “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the Securities & Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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SUMMARY

This summary highlights information about this prospectus supplement and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement and accompanying prospectus, as well as the financial statements and related notes thereto and other information included in or incorporated by reference in this prospectus supplement.

Business Overview

We are the largest global industrial distributor of pipe, valves and fittings (“PVF”) and related products and services to the energy industry based on sales and hold a leading position in our industry across each of the upstream, midstream and downstream sectors. We offer more than 150,000 stock keeping units (“SKUs”), including an extensive array of PVF, automation, instrumentation and other general and specialty industry supply products from over 12,000 suppliers. Through our North American and International segments, we serve more than 12,000 customers through over 400 service locations throughout North America, Europe, Asia and Australasia.

Our PVF and oilfield supplies are used in mission critical process applications that require us to provide a high degree of product knowledge, technical expertise and value added services to our customers. We seek to provide best-in-class service and a one-stop shop for our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We provide services such as product testing, manufacturer assessments, multiple daily deliveries, volume purchasing, inventory and zone store management and warehousing, technical support, just-in-time delivery, truck stocking, order consolidation, product tagging and system interfaces customized to customer and supplier specifications for tracking and replenishing inventory, which we believe result in deeply integrated customer relationships. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

We believe that growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in North American energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year maintenance, repair and operations (“MRO”) arrangements. Our average annual retention rate for these contracts since 2000 is 95%. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions, exploration or new construction projects, are more commonly associated with a customer’s capital expenditures budget. Such projects can be more sensitive to global oil and natural gas prices and general economic conditions.

We distribute products globally, including in PVF intensive, rapidly expanding oil and natural gas exploration and production (“E&P”) areas such as the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara and Utica shales in North America. Furthermore, our Canadian subsidiary MRC Canada ULC (“MRC Canada”), one of the two largest Canadian PVF distributors based on sales, provides PVF products to oil and natural gas companies operating primarily in Western Canada, including the Western Canadian Sedimentary Basin, Alberta Oil Sands and heavy oil regions. These regions are still in the early stages of infrastructure investment with numerous companies seeking to facilitate the long-term harvesting of difficult to extract and process crude oil. Beyond North America, our acquisitions of Transmark Fcx Group BV (together with its subsidiaries, “MRC Transmark”), Stainless Pipe and Fittings Australia Pty Ltd. (“MRC SPF”) and the piping systems division of OneSteel Ltd. (“MRC PSA”) have provided us with a well-established and integrated platform for international growth and further positioned us to be the leading global PVF distributor to the energy industry. The following map illustrates our global presence:

MRC Locations – 44+ Countries* & 400+ Locations

Angola	Ecuador	Malaysia	Singapore
Aruba	Equatorial Guinea	Mexico	South Africa
Australia	Finland	Netherlands	South Korea
Austria	France	New Zealand	Spain
Belgium	Germany	Nigeria	Sweden
Brunei	India	Norway	Thailand
Cameroon	Indonesia	Pakistan	Trinidad
Canada	Iraq	Peru	Turkey
China	Italy	Poland	United Arab Emirates
Columbia	Kazakhstan	Russia	United Kingdom
Denmark	Kuwait	Saudi Arabia	United States

*	Branch operations and significant direct export sales

Our business is characterized by diversity in the industry sectors and regions we serve and in the products we supply. The following charts summarize our revenue by sector, geography and product, across both our North American and International segments, for the nine months ended September 30, 2012:

Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our PVF products typically are mission critical yet represent a fraction of the total cost of the project, our customers often place a premium on service and high reliability given the high cost to them of maintenance or project delays. Our products are typically used in high-volume, high-stress and abrasive applications or in high-pressure, extreme temperature and high-corrosion applications.

With over 400 global service locations servicing the energy and industrial sectors, we are an important link between our more than 12,000 customers and our more than 12,000 suppliers. We add value to our customers and suppliers in a number of ways:

•

Broad Product Offering and High Customer Service Levels:    The breadth and depth of our product offering enables us to provide a high level of service to our energy and industrial customers. Given our global inventory coverage and branch network, we are able to fulfill orders more quickly, including orders for less common and specialty items, and provide our customers with a greater array of value added services than if we operated on a smaller scale or only at a local or regional level. These value added services include multiple daily deliveries, volume purchasing, product testing, manufacturer assessments, inventory management and warehousing, technical support, just-in-time delivery, order consolidation, product tagging and tracking and system interfaces customized to customer and supplier specifications.

•

Approved Manufacturer List (“AML”) Services:    Our customers rely on us to provide a high level of quality control for their PVF products. We do this by regularly auditing many of our suppliers for quality assurance through our Supplier Registration Process (“SRP”). We use our resulting Approved Supplier List (the “MRC ASL”) to supply products across many of the industries we support, particularly for downstream and midstream customers. Increasingly, many of our customers rely on the MRC ASL and our AML services to help devise and maintain their own approved manufacturer listings.

•	Customized and Integrated Service Offering: We offer our customers integrated supply services, including product procurement, quality assurance, physical warehousing and inventory management and analysis, using our proprietary information technology (“IT”) platform. This is part of an overall strategy to provide a “one stop” solution for PVF purchases across the upstream-midstream-downstream spectrum through integrated supply agreements and MRO contracts. This enables our customers to focus on their core operations, generate cost savings and increase the overall efficiency of their businesses.

Industry Overview

We primarily serve the global oil and natural gas industry, generating approximately 90% of our sales from supplying products and various services to customers throughout the energy industry. In each of 2010 and 2011, as part of the broader global economic recovery, our customers’ capital and operating expenditures increased as compared to 2009, although overall oil and natural gas drilling and completion spending still remained below 2006 and 2007 levels. In 2011, drilling and completion global spending increased to peak 2008 levels, and for the first nine months of 2012, drilling and completion spending is at a pace to exceed 2011 by approximately 5%. The global rise is being driven largely by United States shale activity and continued international increases. Over the longer term, we expect to continue to see customer spending increase due to a variety of global supply and demand fundamentals, a slowly improving global economy, shale E&P activity and longer term outlooks for oil and natural gas prices.

During the last several years, the global energy industry has experienced a number of favorable supply and demand dynamics that have led our customers to make substantial investments to expand their physical infrastructure and processing capacities. On the demand side, world energy markets are benefiting from:

•

increased consumption of energy, caused in part by the industrialization of China, India and other countries that are not members of the Organization for Economic Cooperation and Development (“non-OECD countries”);

•	a slow recovery in economic growth in OECD countries from the severe downturn in 2009 and 2010;

•	continued global energy infrastructure expansion; and

•	increased use of natural gas, as opposed to coal, in power generation.

At the same time, global energy supply has been generally constrained due to increasing scarcity of natural resources, declining excess capacity of existing energy assets, geopolitical instability, natural and other unforeseen disasters and more stringent regulatory, safety and environmental standards. These demand and supply dynamics underscore the need for investment in energy infrastructure and increases in global exploration, extraction, production, transportation, refining and processing of energy inputs. Within the U.S., the energy industry has benefited from technological developments that have enabled more recent significant increases in U.S. oil production and natural gas supply. The U.S. Energy Information Administration (“EIA”) expects that U.S. crude oil production, which increased 2.4% in 2010 and 3.2% in 2011, will increase by a further 11.7% in 2012 and 8.4% in 2013, driven by increased oil-directed drilling activity, particularly in unconventional shale formations. EIA expects that U.S. marketed natural gas production, which increased by 3.5% in 2010 and 7.9% in 2011, will grow further by 4.0% in 2012 and 0.5% in 2013. Finally, as companies in the energy industry, both in North America and internationally, continue to focus on improving operating efficiencies, they have been increasingly looking to outsource their procurement and related administrative functions to distributors such as MRC.

Competitive Strengths

Global Market Leader with Worldwide Branch Network and Significant Scale.    We are the leading global industrial distributor of PVF and related products to the energy industry based on sales. The benefits of our size and international presence include:

•	the ability to act as a single-source supplier to large, multi-national customers operating across the various segments of the global energy industry;

•	the ability to commit significant financial resources to further develop and invest in our operating infrastructure and provide a strong platform for future expansion;

•	the ability to secure improved access, service and volume purchasing benefits from our suppliers; and

•	the ability to leverage our global inventory coverage to provide greater overall breadth and depth of product offerings.

Proven Track Record of Successfully Identifying, Executing and Integrating Acquisitions.    We have demonstrated our ability to successfully integrate acquired companies in 27 acquisitions since 2000, collectively representing approximately $1.8 billion in sales in the respective years of acquisition, in addition to the business combination between McJunkin Corporation and Red Man Pipe & Supply Co. (“Red Man”) in October 2007 (which had approximately $2 billion of revenue in the year of merger). Our operating scale and integration capabilities have also enabled us to realize important synergies, while minimizing execution risk. All of our North American acquisitions have been integrated onto a single IT platform, which facilitates more efficient pricing, sourcing and inventory management.

High Level of Integration and MRO Contracts with a Global Energy Customer Base.    We have a diversified global customer base with over 12,000 active customers. We serve as the sole or primary supplier in all sectors or in specified sectors or geographies for many of our customers. Our largest 25 customers, with whom we have had relationships for more than 20 years on average, accounted for approximately half of our sales for 2011, while no single customer accounted for more than 6% of our sales during that period. We enjoy fully integrated relationships, including interconnected technology systems and daily communication, with many of our customers, and we provide an extensive range of integrated and outsourced supply services, allowing us to market a “total transaction value” concept as opposed to individual product prices. We sell products to our major customers through multi-year MRO contracts, which are typically renegotiated every three to five years. Although there are typically no guaranteed minimum purchase amounts under these contracts, these MRO customers, representing approximately two-thirds of our 2011 sales with an average annual retention rate of over 95% since 2000, provide a relatively stable revenue stream and help mitigate the effect of industry downturns on our business.

Business and Geographic Diversification in High-Growth Areas.    We are well diversified across the upstream, midstream and downstream operations of the energy industry, as well as through our participation in selected industrial sectors. This diversification affords us some measure of protection in the event of a downturn in any one sector while providing us the ability to offer a “one stop” solution for our integrated energy customers. In our North American operating segment, our more than 175 branch locations are located near major hydrocarbon and refining regions, including rapidly expanding oil and natural gas E&P areas, such as the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara and Utica shales. In these non-conventional shale areas, a typical well can produce three to five times the revenue for us than a conventional well due to the greater length and the higher quality of pipe and related PVF products we furnish. In our International operating segment, we have a network of over 50 branch locations throughout Europe, Asia and Australasia in close proximity to major projects in liquefied natural gas (“LNG”), mining and mineral processing and other high-growth energy and infrastructure development areas.

Strategic Supplier Relationships.    We have extensive relationships with our suppliers and have key supplier relationships dating back in certain instances over 60 years. Approximately 50% of our total purchases for the year ended December 31, 2011 were from our largest 25 suppliers. We believe our customers view us as an industry leader in part due to the formal processes we use to evaluate vendor performance and product quality. We employ individuals who specialize in conducting manufacturer assessments both domestically and internationally and who are certified by the International Registry of Certificated Auditors. Our Supplier Registration Process, which allows us to maintain the MRC ASL, serves as a significant strategic advantage to us in developing, maintaining and institutionalizing key supplier relationships. For our suppliers, inclusion on the MRC ASL represents an opportunity for them to increase their product sales to our customers. The SRP also adds value to our customers, as they collaborate with us regarding specific manufacturer performance, our past experiences with products and the results of our on-site manufacturer assessments.

IT Platform Focused on Customer Service.    Our proprietary, integrated, scalable, customer-linked and highly customized information systems support our business. A wide area network links these systems and our more than 4,000 employees. We operate a single information and operating system (“SIMS”) for all of our North American locations and a separate, Oracle-based system for our other international locations (other than those we have recently acquired). This enables real-time access to our business resources, including customer order processing, purchasing and material requests, distribution requirements planning, warehousing and receiving, inventory control and accounting and financial functions. In 2011, we had over 1.6 million electronic data interchange customer transactions (including purchase orders, advance ship notices, electronic funds transfer and internet ordering), compared to less than 700,000 in 2000. We have over 4 million customer part numbers cross referenced and integrated into MRC’s IT systems. Significant elements of our systems include firm-wide pricing controls, resulting in disciplined pricing strategies, advanced scanning and customized bar-coding capabilities, allowing for efficient warehousing activities at customer as well as our own locations, and significant levels of customer-specific integrations. We believe that the customized integration of our customers’ systems into our own information systems has increased customer retention by reducing our customers’ expenses, resulting in switching costs when our customers compare us to alternative sources of supply. Typically, smaller regional and local competitors do not have IT capabilities that are as advanced as ours, which we believe further differentiates us from our competition.

Highly Efficient, Flexible Operating Structure Drives Significant Free Cash Flow Generation.    We place a particular emphasis on practicing financial discipline as evidenced by our strong focus on return on net assets, minimal maintenance capital expenditures and high free cash flow generation. Our disciplined cost control, coupled with our active asset management strategies and IT and services capabilities, result in a business model exhibiting a high degree of operating leverage. As is typical with the flexibility associated with a distribution operating model, our variable cost base includes substantially all of our cost of goods sold and a large portion of our operating costs. Furthermore, our total capital expenditures were approximately 0.4% of our sales for the year ended December 31, 2011. This cost structure allows us to adjust effectively to changing industry dynamics.

Experienced and Motivated Management Team.    Our executive management team averages approximately 30 years of experience in the oilfield and industrial supply business, the majority of which has been with MRC or its predecessors. Employees own approximately 8% of our Company, including approximately 5% that is owned by executive and senior management, either directly or indirectly through their equity interests in PVF Holdings LLC (“PVF Holdings”), our largest shareholder.

Our Strategy

Our goal is to grow our market position as the largest global industrial distributor of PVF and related products to the energy industry.

Increase Market Share Organically and Grow Business with Current Customers.    We are committed to expanding existing deep relationships with our current customer base while concurrently striving to secure new customers. To accomplish this, we are focused on providing a global “one stop” PVF procurement solution across the upstream, midstream and downstream sectors of the energy industry, maximizing bundling opportunities by leveraging our extensive product offering and increasing our penetration of existing customers’ new multi-year projects. Since 2000, we have retained in excess of 95% of our MRO contracts.

The migration of existing customer relationships to sole or primary sourcing arrangements is a core strategic focus. We seek to position ourselves as the sole or primary provider of a broad complement of PVF products and services for a particular customer, often by sector or region, or in certain instances across all of a customer’s global upstream, midstream and downstream operations. Several of our largest customers have recently switched to sole or primary sourcing contracts with us. Additionally, we believe that other significant opportunities exist to expand our deep customer and supplier relationships and thereby increase our market share. There is also a significant opportunity to extend our current North American MRO contracts internationally as well as bundle certain products, most notably pipe, flanges, fittings and other products (“PFF”), into MRC Transmark’s existing customer base, branch network and more valve-focused product platform.

We also aim to increase our penetration of our existing customers’ new projects. For example, while we often provide nearly 100% of the PVF products for certain customers under MRO contracts, increased penetration of those customers’ new downstream and midstream projects remains a strategic priority.

Increase Recurring Revenues through Integrated Supply and MRO Contracts.    We have entered into, and continue to pursue, integrated supply and MRO contracts with certain of our customers. Under these arrangements, we are typically the sole or primary source provider of the upstream, midstream or downstream requirements of our customers. In certain instances, we are the sole or primary source provider for our customers across all the energy sectors or North American geographies within which the customer operates. We will seek to extend these contracts internationally.

In May 2012, we were awarded a five year global Enterprise Framework Agreement with Shell for the distribution of valves and automation services for their upstream, midstream and downstream project and MRO requirements in North America, Europe, Australia, the Middle East and Africa. The agreement also covers carbon steel, stainless and alloy pipe, fittings and flanges in the United States as well as stainless steel and alloy pipe, fittings and flanges in Canada.

In addition, our customers have, over time, increasingly moved toward centralized PVF procurement management at the corporate level rather than at individual local units. These developments are partly due to significant consolidation among our customer base. Sole or primary sourcing arrangements allow customers to focus on their core operations and provide economic benefits by generating immediate savings for the customer through administrative cost and working capital reductions, while providing for increased volumes, more stable revenue streams and longer term visibility for us. We believe we are well positioned to obtain these arrangements due to our leadership position and technical expertise, geographically diverse branch network, breadth of available product lines, value added services and scale in purchasing and existing deep relationships with customers and suppliers.

We also have both exclusive and non-exclusive MRO contracts in place. Our customers are increasing their capital and operating spending, which is being driven by aging infrastructure, increasing regulatory, safety and environmental requirements, the increased utilization of existing facilities and the decreasing quality of energy feedstocks. Our customers benefit from MRO arrangements through lower inventory investment and the reduction of transaction costs associated with the elimination of the bid submission process, and we benefit from the recurring revenue stream that occurs with an MRO contract in place. We believe there are additional opportunities to utilize MRO arrangements through our “one-stop” PVF solution, both in North America and globally, for servicing the requirements of our customers. We are actively pursuing such opportunities.

Capitalize on Significant Growth in U.S. Shale Activity.    The development of shale oil and gas in the U.S. has been rapid over the past several years. Natural gas is a major source of energy in the U.S., providing about 26% of total U.S. energy according to the Department of Energy. Shale gas, as a percentage of total natural gas production, has, in turn, rapidly increased from less than 2% of total U.S. natural gas production in 2001 to 30% in 2011 and is projected to increase to 49% by 2035 according to the EIA. Over the past ten years, technological advances in directional drilling and fracturing technologies have enabled the production of oil and natural gas products in previously underdeveloped U.S. oil and natural gas shale basins. As a result, unconventional E&P activity in shale regions has accelerated significantly and production levels have increased. We believe that PVF expenditures for unconventional shale plays can amount to as much as five times that required for comparable conventional plays and have positioned ourselves to benefit from this increase in unconventional E&P and midstream infrastructure activity by investing in these shale regions.

In addition, we are well positioned to continue to benefit from the more recent marked shift in E&P activity in the U.S. towards oil production. During 2007, approximately 17% of E&P activity in the U.S. consisted of oil drilling and 83% consisted of natural gas drilling. During the third quarter of 2012 approximately 74% of E&P activity in the U.S. consisted of oil drilling and 26% consisted of natural gas drilling. This is the highest percentage of oil drilling in the U.S. in approximately two decades.

Capitalize on Anticipated Midstream MRO Activity.    Our major midstream customers face new safety regulations requiring additional inspection and hydro-testing requirements for U.S. pipelines. On January 3, 2012, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (the “Pipeline Act”) was enacted into law. The Pipeline Act is expected to accelerate PVF testing and replacement as well as require midstream participants to install additional automatic or remote-controlled shut-off valves and excess flow valves in new or replaced transmission pipelines. In addition, approximately 60% of the 178,000 miles of pipeline in the U.S. is over 40 years old. Recent initiatives from several of our major customers suggest a longer term trend towards continued replacement of this aged pipeline infrastructure and related MRO spending. Our acquisition of LaBarge Pipe & Steel Company (“LaBarge”), along with our increased focus and investments in line pipe and its attendant PVF and industrial supply products, uniquely positions us to benefit from increased pipeline replacement and MRO spending in the midstream sector over the next 10 years.

Further Penetrate the Canadian Oil Sands, Particularly the Downstream Sector.    The Canadian Oil Sands region and its attendant downstream sector represent long-term growth areas for our Company. The Canadian Association of Petroleum Producers and Energy Resources Conservation Board estimate that Oil Sands capital expenditures increased by approximately 18% in 2010 to $13 billion and projects that expenditures will increase to approximately $20 billion by 2016, a compound annual growth rate (“CAGR”) of 7.4%, which we believe will generate significant PVF expenditures. While MRC Canada has historically focused on the upstream and midstream sectors in Canada, we believe that a significant opportunity exists to continue to penetrate the Canadian Oil Sands and downstream industries, which include the upgrader, refinery, petrochemical and other industrial processing sectors. Our sales to the Canadian Oil Sands region and downstream sectors increased by 45% to $361 million from 2010 to 2011. Additionally, we believe there is also a significant opportunity to penetrate the Canadian Oil Sands extraction sector involving in-situ recovery methods. We have made targeted inventory and facility investments in Canada, including a 74,000 square foot distribution center located near Edmonton and a 16,000 square foot warehouse near Fort McMurray, to address this opportunity.

Expanding Globally Through Positioning on EPC Projects.    Projects are a growing part of our business and represent approximately one-third of our sales. In 2011, 15% of our revenue was derived from infrastructure projects through engineering, procurement and construction (“EPC”) firms and 19% was derived from drilling/production projects. These projects can be either brownfield or greenfield in nature, with the latter representing new construction and the former representing projects that are more refurbishment or replacement in scope. Infrastructure projects are an important part of all the sectors we serve but are typically more active in our downstream and midstream sectors. Due to our strong MRO position in these sectors, we are often our customers’ choice for brownfield expansion in these facilities. We are actively looking to increase our participation in new greenfield projects both domestically and internationally by working closely with both end customers and EPC contractors.

Expand into New Geographies and Adjacent Sectors.    We intend to continue to selectively establish new branches to facilitate our expansion into new geographies and enter adjacent sectors where extreme operating environments generate high PVF product replacement rates. We continue to evaluate establishing branches and service and supply centers in select domestic and international regions as well as identifying existing branches for overlap and strategic elimination.

We believe that an attractive opportunity exists to further expand our International operating segment. We continue to actively evaluate opportunities to selectively establish new branches to grow with our existing global customer base or to develop new customer relationships and extend our offering to key international markets, particularly in Asia, Europe, Australasia and the Middle East. The current installed base of energy infrastructure internationally, including the upstream, midstream and downstream sectors, is significantly larger than in North America, and, as a result, we believe represents an attractive long term opportunity for us. Since 2006, when 100% of our revenues were generated in the U.S., we have expanded into Canada, Europe, Asia and Australasia. In the year ended December 31, 2011, approximately 20% of our revenues were generated outside the U.S.

We also believe opportunities exist for expansion into new and under-penetrated sectors where PVF products are used in specialized or highly corrosive applications. These sectors include pulp and paper, waterworks, food and beverage and other general industrial sectors, in addition to other energy sectors such as power generation, mining and mineral processing, solar, LNG, coal, nuclear, ethanol and desalinization facilities.

Pursue Selective Strategic Acquisitions and Investments.    We continue to seek opportunities to strengthen our franchise through selective acquisitions and strategic investments. In particular, we will consider investments that enhance our presence in the energy infrastructure sector and enable us to leverage our existing operations, either through acquiring new branches or by acquiring companies offering complementary products or geographic breadth. Our industry remains highly fragmented while our customers and suppliers continue to consolidate. We believe a significant number of small and larger acquisition opportunities remain that offer favorable synergy potential and attractive growth characteristics. We intend to focus on utilizing our global operating scale and integration capabilities to further realize important synergies while minimizing execution risk.

Continued Focus on Operational Efficiency.    We strive for continued operational excellence. Our branch managers, regional management and corporate leadership team continually examine branch profitability, working capital management and return on managed assets and utilize this information to optimize global, regional and local strategies, reduce operating costs and maximize cash flow generation.

To improve efficiencies and profitability, we work to leverage operational best practices, optimize our vendor relationships, purchasing and inventory levels, and source inventory internationally when appropriate. As part of this strategy, we have integrated our purchasing functions into a central procurement function and believe we have developed strong relationships with vendors that value our international footprint, large sales force and volume purchasing capabilities. Because of this, we are often considered the preferred distribution channel.

Recent Developments

Refinancing

In November 2012, we expect to enter into a new $650 million seven-year Term Loan B (the “Term Loan”). The proceeds of the new Term Loan, together with a draw under our Global ABL Facility, would be used to redeem all of McJunkin Red Man Corporation’s $861 million outstanding 9.50% Senior Secured Notes due 2016 (the “Notes”). The redemption is expected to occur on November 9, 2012, subject to the closing and funding of the Term Loan.

The refinancing of the Notes is consistent with our strategy following the initial public offering of our common stock to reduce our long-term debt, reduce our interest expense and continue our efforts to improve our cash flow. The refinancing would extend the maturity of our long-term debt and reduce our interest expense, although we will be required to pay a redemption premium. The lenders under the Term Loan at closing are expected to make term loans thereunder at an issue price equal to 99% of the principal amount thereof. McJunkin Red Man Corporation, as borrower under the Term Loan, is expected to have the option under the Term Loan to pay interest at a base rate, subject to a floor of 2.25%, plus an applicable margin, or at a rate based on LIBOR, subject to a floor of 1.25%, plus an applicable margin. The applicable margin for base rate loans is expected to be 400 basis points and the applicable margin for LIBOR loans is expected to be 500 basis points. The margin is expected to step down by 25 basis points if the Company’s consolidated total leverage ratio (as defined under the Term Loan) is less than 2.50 to 1.00. At the closing of the Term Loan, the interest rate is expected to be equal to 6.25%, as compared to an interest rate of 9.50% on the Notes.

The scheduled maturity date of the Term Loan is expected to be November 9, 2019. The Term Loan would be secured by a first lien on all of our assets and the assets of our domestic subsidiaries, subject to certain exceptions and other than the collateral securing our Global ABL Facility (which includes our accounts receivable, inventory and related assets, collectively, the “ABL collateral”), and by a second lien on the ABL collateral. In addition, we expect that the Term Loan would be secured by a pledge of all the capital stock of our domestic subsidiaries and 65% of the capital stock of our first tier foreign subsidiaries, subject to certain exceptions. We expect that the Term Loan would allow for incremental increases up to an aggregate of $200 million, plus an additional amount such that our senior secured leverage ratio (the ratio of our EBITDA to our senior secured debt) (net of up to $75 million of unrestricted cash) would not exceed 3.50 to 1.00. The Term Loan is not anticipated to include any financial covenants but is anticipated to contain negative covenants with customary exceptions and baskets. The Term Loan is expected to amortize at 1% a year with the payment of the balance at maturity. There are not expected to be any prepayment premiums, other than a 1% premium in the first year for re-pricing transactions only. We would be required to repay the Term Loan with certain asset sale and insurance proceeds, certain debt proceeds and 50% of our excess cash flow (reducing to 25% if our senior secured leverage ratio is no more than 2.75 to 1.00 and 0% if our senior secured leverage ratio is no more 2.50 to 1.00).

The closing and funding of the Term Loan will be subject to our fulfillment of various conditions, including entering into definitive documentation with the lenders, delivery of customary closing documents and legal opinions and delivery of proper collateral satisfactory to the lenders. Although the arrangers of the Term Loan have informed us that they have received preliminary commitments from interested lenders and that they have allocated participations in the Term Loan based on these commitments, there is no assurance that the arrangers of the Term Loan and their syndicate participants would not require the fulfillment of other conditions or that changes in the Term Loan terms and pricing would not be required as a result of changes in the term loan market or the financial markets generally or our financial results or condition or future prospects or other factors.

We expect to record a charge upon the completion of the redemption of the Notes of approximately $92.2 million, including the write off of $12.5 million in original issue discount and $10.8 million of debt issuance costs on the redeemed Notes and $68.9 million for the applicable redemption premium.

During the nine months ended September 30, 2012, we purchased in the open market $188.7 million in aggregate principal amount of the Notes for $205.0 million. These purchases were funded from borrowings under our Global ABL Facility, and the weighted average price of these purchases was $108.65 per $100 of aggregate principal amount of Notes. The Company expects to reduce its interest expense (inclusive of reduced amortization expense for original issuance discount and debt issuance costs) as compared to 2011 as a result of these purchases and the redemption of the Notes using the proceeds of the anticipated Term Loan and our Global ABL Facility.

In connection with the redemption of the Notes and the entry into the Term Loan, we also intend to amend our Global ABL Facility to make certain amendments relating to the redemption of the Notes and the entry into the Term Loan. The amendment of the Global ABL Facility is subject to our fulfillment of various conditions, including, among other things, the funding of the Term Loan.

This “Recent Developments—Refinancing” section of this Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will”, “would”, “anticipates”, “expects” and “expected” and similar expressions are intended to identify forward-looking statements. Despite our expectations, the entering into a new Term Loan, the terms and pricing of a Term Loan, the use of proceeds to refinance our existing Notes and the interest savings and charges that we would experience regarding a refinancing and the amendment of the Global ABL Facility are only the Company’s expectations regarding these actions. Our ability to obtain a Term Loan with the terms described above and to use the proceeds received as described above and to amend our Global ABL Facility is dependent on a number of factors, including, among other factors, debt market conditions, reaching final agreement with lenders, approval of our board of directors and the Company’s financial condition, results and future prospects and other factors, which, in turn, are dependent on factors set forth in “Risk Factors” and “Forward-Looking Statements” elsewhere in or incorporated by reference into this prospectus supplement.

Risk Factors

Our business faces various risks. For example, decreased capital and operating expenditures in the energy industry could lead to decreased demand for our products and services and could therefore have a material adverse effect on our business, results of operations and financial condition. We face other risks including, among others, fluctuations in steel prices, particularly for our tubular product category, volatility of oil and natural gas prices, economic downturns, our lack of long-term contracts with many of our customers and suppliers and the absence of minimum purchase obligations under the long-term customer contracts that we do have. Additionally, we have significant indebtedness. As of September 30, 2012, we had total debt outstanding of $1,268.0 million, borrowing availability of $656.3 million under our credit facilities and total liquidity (borrowing capacity plus cash on hand) of $693.2 million, representing leverage of 2.7x under the terms of our Global ABL Facility. In addition, as of September 30, 2012 on an adjusted basis, after giving effect to our new Term Loan and the contemplated redemption of our Notes, we would have had total indebtedness outstanding of $1,360.3 million, representing leverage of 2.9x under the terms of our Global ABL Facility and our new Term Loan. Our significant indebtedness could limit our ability to obtain additional financing, our ability to use operating cash flow in other areas of our business, and our ability to compete with other companies that are less leveraged, and could have other negative consequences. See “Risk Factors” for a more detailed discussion of these risks and other risks associated with our business.

Corporate Information

MRC Global Inc. was incorporated in Delaware on November 20, 2006. Our principal executive office is located at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574. Our website address is www.mrcglobal.com. Information contained on our website or on other external websites mentioned throughout this prospectus supplement is expressly not incorporated by reference into this prospectus supplement.

The Offering

Issuer	MRC Global Inc.

Common stock offered by the selling stockholder	20,000,000 shares.

Option to purchase additional shares of common stock from the selling stockholder	3,000,000 shares.

Common stock outstanding immediately after the offering	101,496,895 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder in this offering (including any shares sold by the selling stockholder pursuant to the underwriters’ option to purchase additional shares). See “Use of Proceeds”.

Conflict of Interest	Because Goldman, Sachs & Co., one of the participating underwriters, beneficially owns in excess of 10% of our issued and outstanding common stock, the Financial Industry Regulatory Authority (“FINRA”) deems Goldman, Sachs & Co. to be our “affiliate” and to have a “conflict of interest” with us within the meaning of FINRA Rule 5121 (“Rule 5121”), as administered by FINRA.

New York Stock Exchange (“NYSE”) symbol	“MRC”.

Risk Factors	See “Risk Factors” beginning on page S-22 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after the offering:

•

excludes 1,125,666 shares of common stock issuable upon the exercise of stock options granted to certain of our employees and directors pursuant to our 2007 Stock Option Plan and our 2011 Omnibus Incentive Plan; and

•	excludes 142,544 shares of non-vested restricted stock awarded to certain of our employees pursuant to our 2007 Restricted Stock Plan and our 2011 Omnibus Incentive Plan.

The data included or incorporated by reference in this prospectus supplement regarding the industrial and oilfield PVF distribution industry, including trends in the market and our position and the position of our competitors within this industry, are based on our estimates, which have been derived from management’s knowledge and experience in the areas in which our business operates, and information obtained from customers, suppliers, trade and business organizations, internal research, publicly available information, industry publications and surveys and other contacts in the areas in which our business operates. We have also cited information compiled by industry publications, governmental agencies and publicly available sources.

Depending on market conditions at the time of pricing of this offering and other considerations, the selling stockholder may sell fewer or more shares than the number set forth on the cover page of this prospectus. If the selling stockholder sells fewer shares of common stock, then the percentage of our shares controlled by affiliates of Goldman, Sachs & Co. will be higher. As a result, the risks associated with the control of our company by affiliates of Goldman Sachs will be greater than they would have been if these affiliates owned a smaller percentage of our Company.

In this prospectus supplement, unless otherwise indicated, foreign currency amounts are converted into U.S. dollar amounts at the exchange rate in effect on December 31, 2011, the last day of our fiscal year. Income statement figures are converted on a monthly basis, using each month’s average conversion rate.

Summary Consolidated Financial Information

On January 31, 2007, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), an affiliate of The Goldman Sachs Group, Inc., acquired a majority of the equity of the entity now known as McJunkin Red Man Corporation (then known as McJunkin Corporation) (the “GS Acquisition”). In this prospectus supplement, the term “Predecessor” refers to McJunkin Corporation and its subsidiaries prior to January 31, 2007, and the term “Successor” refers to the entity now known as MRC Global Inc. and its subsidiaries on and after January 31, 2007. As a result of the change in McJunkin Corporation’s basis of accounting in connection with the GS Acquisition, Predecessor’s financial statement data for the one month ended January 30, 2007 and earlier periods are not comparable to Successor’s financial data for the eleven months ended December 31, 2007 and subsequent periods.

McJunkin Corporation completed a business combination transaction with Red Man (the “Red Man Transaction”) on October 31, 2007. At that time, McJunkin Corporation was renamed McJunkin Red Man Corporation. Operating results for the 11 month period ended December 31, 2007 include the results of MRC Global Inc. for the full period and the results of Red Man for the two months after the business combination on October 31, 2007. Accordingly, our historical results for the years ended December 31, 2011, 2010, 2009 and 2008 and the 11 months ended December 31, 2007 are not comparable to McJunkin Corporation’s historical results for the one month ended January 30, 2007.

The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the nine month periods ended September 30, 2012 and 2011, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of the nine month period ended September 30, 2012, have been derived from the unaudited financial statements of MRC Global Inc. incorporated by reference in this prospectus supplement. The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the years ended December 31, 2011, 2010 and 2009, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2011 and December 31, 2010, have been derived from the consolidated financial statements of MRC Global Inc. incorporated by reference in this prospectus supplement that Ernst & Young LLP, our independent registered public accounting firm, has audited. The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the one month ended January 30, 2007, the 11 months ended December 31, 2007 and the year ended December 31, 2008, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2009, December 31, 2008 and December 31, 2007, have been derived from the consolidated financial statements of MRC Global Inc. not incorporated by reference in this prospectus supplement that Ernst & Young LLP has audited.

We have prepared the unaudited financial information set forth below on the same basis as our audited financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The historical data presented below has been derived from financial statements that have been prepared using United States generally accepted accounting principles (“GAAP”). This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in our Annual Report on Form 10-K/A for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of future operating results.

	Successor							Predecessor
	Nine Months Ended September 30,		Year Ended December 31,				Eleven Months Ended December 31, 2007	One Month Ended January 30, 2007
	2012	2011	2011	2010	2009	2008
	(In millions, except per share and share information)
Statement of Operations Data:
Sales	$4,264.1	$3,526.1	$4,832.4	$3,845.5	$3,661.9	$5,255.2	$2,124.9	$142.5
Cost of sales	3,508.7	3,005.3	4,124.2	3,327.0	3,067.4	4,273.1	1,761.9	114.9
Inventory write-down	—	—	—	0.4	46.5	—	—	—

Gross profit	755.4	520.8	708.2	518.1	548.0	982.1	363.0	27.6
Selling, general and administrative expenses	452.5	376.1	513.6	451.7	411.6	482.1	218.5	15.9
Goodwill and intangibles impairment charge	—	—	—	—	386.1	—	—	—

Operating income (loss)	302.9	144.7	194.6	66.4	(249.7)	500.0	144.5	11.7
Other (expense) income
Interest expense	(92.6)	(102.4)	(136.8)	(139.6)	(116.5)	(84.5)	(61.7)	(0.1)
Loss on early extinguishment of debt	(21.7)	—	—	—	—	—	—	—
Write off of debt issuance costs	(1.7)	(9.5)	(9.5)	—	—	—	—	—
Change in fair value of derivative instruments	1.8	5.3	7.0	(4.9)	8.9	(6.2)	—	—
Other, net	3.5	0.3	0.5	2.9	2.5	(2.6)	(0.8)	(0.4)

Total other (expense) income	(110.7)	(106.3)	(138.8)	(141.6)	(105.1)	(93.3)	(62.5)	(0.5)

Income (loss) before income taxes	192.2	38.4	55.8	(75.2)	(354.8)	406.7	82.0	11.2
Income taxes	67.8	13.0	26.8	(23.4)	(15.0)	153.2	32.1	4.6

Net income (loss)	$124.4	$25.4	$29.0	$(51.8)	$(339.8)	$253.5	$49.9	$6.6

Earnings per share, basic	$1.31	$0.30	$0.34	$(0.61)	$(4.30)	$3.26	$1.44
Earnings per share, diluted	$1.31	$0.30	$0.34	$(0.61)	$(4.30)	$3.26	$1.44
Weighted average shares, basic	94,768 (1)	84,417	84,417	84,384	79,067	77,646	34,663
Weighted average share, diluted	95,185 (1)	84,619	84,655	84,384	79,067	77,828	34,731

Other Financial Data:
Net cash provided by (used in) operations	$65.8	$(94.9)	$(102.9)	$112.7	$505.5	$(137.4)	$110.2	$6.6
Net cash provided by (used in) investing activities	(112.4)	(38.1)	(48.0)	(16.2)	(66.9)	(314.2)	(1,788.9)	(0.2)
Net cash provided by (used in) financing activities	43.2	116.0	140.6	(98.2)	(393.9)	452.0	1,687.2	(8.3)
Adjusted Gross Profit(2)	808.9	617.4	849.6	663.2	493.5	1,164.0	400.6	27.9
Adjusted EBITDA(3)	364.1	260.1	360.5	224.2	218.5	744.4	344.9	26.0
Adjusted EBITDA RONA(4)	27.9%	24.2%	24.1%	19.6%	18.6%

	Successor
	As of September 30,	As of December 31,
	2012	2011	2010	2009	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$36.8	$46.1	$56.2	$56.2	$12.1	$10.1
Working capital(5)	1,277.5	1,074.7	842.6	930.2	1,208.0	674.1
Total assets	3,503.2	3,227.7	2,991.2	3,083.2	3,919.7	3,083.8
Total debt(6)	1,268.0	1,526.7	1,360.2	1,452.6	1,748.6	868.4
Stockholders’ equity	1,187.8	720.9	689.8	743.9	987.2	1,262.7

(1)	Includes 17,045,455 shares of common stock issued in connection with our initial public offering completed in April 2012.
(2)	We define Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last in, first out (“LIFO”) inventory costing methodology. We present Adjusted Gross Profit because we believe it is a useful indicator of our operating performance and facilitates a meaningful comparison to our peers. We believe this for the following reasons:

•

Our management uses Adjusted Gross Profit for planning purposes, including the preparation of our annual operating budget and financial projections. This measure is also used to assess the performance of our business.

•

Investors use Adjusted Gross Profit to measure a company’s operating performance without regard to items, such as depreciation and amortization, and amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of transactions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether those companies elect to utilize the LIFO method and depending upon which LIFO method they may elect.

•	Securities analysts can use Adjusted Gross Profit as a supplemental measure to evaluate overall operating performance of companies.

In particular, we believe that Adjusted Gross Profit is a useful indicator of our operating performance because Adjusted Gross Profit measures our Company’s operating performance without regard to acquisition transaction-related amortization expenses.

However, Adjusted Gross Profit does not represent and should not be considered an alternative to gross profit or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted Gross Profit may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted Gross Profit in the same manner as we do. Although we use Adjusted Gross Profit as a measure to assess the operating performance of our business, Adjusted Gross Profit has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include depreciation and amortization expense. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this measure. Furthermore, Adjusted Gross Profit does not account for our LIFO inventory costing methodology and, therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted Gross Profit may overstate our operating performance. Because Adjusted Gross Profit does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted Gross Profit in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The following table reconciles Adjusted Gross Profit to gross profit (in millions):

	Successor							Predecessor
	Nine Months Ended September 30,		Year Ended December 31,				Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007
	2012	2011	2011	2010	2009	2008
Gross profit	$755.4	$520.8	$708.2	$518.1	$548.0	$982.1	$363.0	$27.6
Depreciation and amortization	13.2	12.8	17.0	16.6	14.5	11.3	5.4	0.3
Amortization of intangibles	37.2	37.8	50.7	53.9	46.6	44.4	21.9	—
Increase (decrease) in LIFO reserve	3.1	46.0	73.7	74.6	(115.6)	126.2	10.3	—

Adjusted Gross Profit	$808.9	$617.4	$849.6	$663.2	$493.5	$1,164.0	$400.6	$27.9

(3)	We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, other non-recurring and non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology. We present Adjusted EBITDA because it is an important measure used to determine the interest rate and commitment fee we pay under our Global ABL Facility. In addition, we believe it is a useful factor indicator of our operating performance. We believe this for the following reasons:

•

Our management uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections, as well as for determining a significant portion of the compensation of our executive officers.

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

•	Securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

In particular, we believe that Adjusted EBITDA is a useful indicator of our operating performance because Adjusted EBITDA measures our Company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.

Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted EBITDA in the same manner as we do. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a significant element of our costs. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of the amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of certain taxes, which is also a significant element of our operations. Furthermore, Adjusted EBITDA does not account for our LIFO inventory costing methodology, and therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted EBITDA may overstate our operating performance. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The calculation of Adjusted EBITDA is consistent with the computation of Consolidated Cash Flow, as defined in the indenture governing the Notes, except for the change in the LIFO reserve, which would not be an adjustment in determining Consolidated Cash Flow.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Successor							Predecessor
	Nine Months Ended September 30,		Year Ended December 31,				Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007
	2012	2011	2011	2010	2009	2008
Net income (loss)	$124.4	$25.4	$29.0	$(51.8)	$(339.8)	$253.5	$49.9	$6.6
Income tax expense (benefit)	67.8	12.9	26.8	(23.4)	(15.0)	153.2	32.1	4.6
Interest expense	92.6	102.4	136.8	139.6	116.5	84.5	61.7	0.1
Write off of debt issuance costs	1.7	9.5	9.5	—	—	—	—	—
Depreciation and amortization	13.2	12.8	17.0	16.6	14.5	11.3	5.4	0.3
Amortization of intangibles	37.2	37.8	50.7	53.9	46.6	44.4	21.9	—
Amortization of Purchase Price Accounting	—	—	—	—	15.7	2.4	—	—
Change in fair value of derivative instruments	(1.8)	(5.3)	(7.0)	4.9	(8.9)	6.2	—	—
Closed locations	—	—	—	(0.7)	1.4	4.4	—	—
Share based compensation expense	5.9	6.3	8.4	3.7	7.8	10.2	3.0	—
Franchise taxes	—	—	0.4	0.7	1.4	1.5	—	—
(Gain) loss on early extinguishment of debt	21.7	—	—	—	(1.3)	—	—	—
Goodwill and intangibles impairment charge	—	—	—	—	386.1	—	—	—
Inventory write-down	—	—	—	0.4	46.5	—	—	—
IT system conversion costs	—	—	—	—	2.4	1.4	—	—
M&A transaction & integration expenses	—	—	0.5	1.4	17.5	30.4	12.7	—
Midway pre-acquisition contribution	—	—	—	—	—	—	2.8	1.0
Legal and consulting expenses	(1.2)	6.1	9.9	4.2	1.9	0.4	—	—
Joint venture termination	—	1.7	1.7	—	—	—	—	—
Provision for uncollectible accounts	—	—	0.4	(2.0)	1.0	7.7	0.4	—
Red Man pre-acquisition contribution	—	—	—	—	—	—	142.2	13.1
Severance and related costs	—	—	1.1	3.2	4.4	—	—	—
MRC Transmark pre-acquisition contribution	—	—	—	—	38.5	—	—	—
LIFO	3.1	46.0	73.7	74.6	(115.6)	126.2	10.3	—
Other non-cash expenses	(0.5)	4.5	1.6	(1.1)	(3.1)	6.7	2.5	0.3

Adjusted EBITDA	$364.1	$260.1	$360.5	$224.2	$218.5	$744.4	$344.9	$26.0

(4)	We define Adjusted EBITDA Return on Net Assets (“Adjusted EBITDA RONA”) as (a) Adjusted EBITDA divided by (b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant & equipment, net, less accounts payable. The calculation of Adjusted EBITDA RONA is set forth below (dollars in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Adjusted EBITDA	$364,050	$260,141	$360,465	$224,124	$218,496

Accounts receivable	$929,740	$840,467	$791,280	$596,404	$506,194
Inventory at LIFO	1,035,861	862,170	899,064	765,367	871,653
LIFO Reserve	178,202	147,419	175,122	101,419	26,862
Property, plant & equipment, net	120,885	106,090	107,430	104,725	111,480
Accounts payable	(521,818)	(524,554)	(479,584)	(426,632)	(338,512)

Total adjusted net assets	1,742,870	1,431,592	1,493,312	1,141,283	1,177,677

Adjusted EBITDA RONA(6)	27.9%	24.2%	24.1%	19.6%	18.6%

We present Adjusted EBITDA RONA because we believe it is a useful indicator of our operating performance. Management believes that Adjusted EBITDA RONA provides meaningful supplemental information regarding our performance by excluding certain income and expense items and assets and liabilities that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with our peers. Our management uses Adjusted EBITDA RONA for determining a significant portion of the compensation of our executive officers. In addition, Adjusted EBITDA RONA is a useful indicator of our operating performance because it measures our performance without regard to acquisition transaction-related assets such as intangibles and goodwill.

However, Adjusted EBITDA RONA does not represent and should not be considered an alternative to other GAAP measures of performance such as net income. Also, our definition of Adjusted EBITDA RONA may not be comparable to similar measures that other companies report. Further, Adjusted EBITDA RONA has certain limitations, such as excluding our LIFO inventory costing methodology. In addition, the omission of our substantial intangible assets and goodwill further limits the usefulness of this measure. As a result, management does not view Adjusted EBITDA RONA in isolation or as a primary performance measure and uses other measures such as net income and sales to measure operating performance.

Management believes that the GAAP-based measure that is most comparable to Adjusted EBITDA RONA is a percentage with net income in the numerator and stockholders’ equity in the denominator. We believe Adjusted EBITDA is a useful measure of performance as compared to net income for the reasons stated above in footnote 3. We believe that for our Company total adjusted net assets (as calculated above) is a more useful measure than stockholders’ equity for purposes of a RONA calculation because, among other things, our calculation omits intangible assets and goodwill arising from acquisitions. Given the Company’s history of making numerous acquisitions in recent years, the Company believes that the measure it uses is more comparable to similar measures used by other companies if the effects of acquisitions are eliminated.

For a reconciliation of Adjusted EBITDA (the numerator in our calculation of Adjusted EBITDA RONA) to net income, see footnote 3 above. For a reconciliation of total adjusted net assets (the denominator in our calculation of Adjusted EBITDA RONA) to stockholders’ equity, see the following table:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(dollars in thousands)
Stockholders’ equity	$1,187,805	$718, 999	$720,862	$689,758	$743,898
Long term debt	1,267,971	1,505,591	1,526,740	1,360,241	1,452,610
Deferred taxes, net	353,933	360,618	357,195	373,719	377,948
Other liabilities	171,715	157,644	143,306	140,844	170,188
Intangible assets	(1,323,785)	(1,349,468)	(1,333,137)	(1,366,549)	(1,425,721)
LIFO Reserve	178,202	147,419	175,122	101,419	26,862
Other assets	(56,132)	(67,764)	(50,649)	(101,947)	(111,864)
Cash	(36,839)	(41,447)	(46,127)	(56,202)	(56,244)

Total adjusted net assets	$1,742,870	$1,431,592	$1,493,312	$1,141,283	$1,177,677

The following table summarizes (1) the numerator and denominator in our calculation of Adjusted EBITDA RONA and (2) the numerator (net income) and denominator (stockholders’ equity) in the most comparable GAAP-based measure.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(dollars in thousands)
Adjusted EBITDA	$364,050	$260,141	$360,465	$224,124	$218,496
Total adjusted net assets	$1,742,870	$1,431,592	$1,493,312	$1,141,283	$1,177,677
Adjusted EBITDA RONA(7)	27.9%	24.2%	24.1%	19.6%	18.6%

Net income (loss)	$124,400	$25,423	$28,984	$(51,824)	$(339,771)
Stockholders’ equity	$1,187,805	$718,999	$720,862	$689,758	$743,898
Net income / stockholders’ equity(7)	10.47%	3.54%	4.02%	(7.5)%	(45.7)%

(5)	Working capital is defined as current assets less current liabilities.

(6)	Includes current portion.

(7)	For purposes of these calculations Adjusted EBITDA and net income for the nine months ended September 30, 2012 and 2011 have been annualized.

RISK FACTORS

Before investing in the securities offered through this prospectus supplement, you should carefully consider the following risk factors as well as the other information that this prospectus supplement provides. If one or more of these risks or uncertainties actually occurs, they could materially and adversely affect our business, financial condition and operating results. In this prospectus supplement, unless the context expressly requires a different reading, when we state that a factor could “adversely affect us”, have a “material adverse effect”, “adversely affect our business” and similar expressions, we mean that the factor could materially and adversely affect our business, financial condition and operating results.

Risks Related to Our Business

Decreased capital and other expenditures in the energy industry, which can result from decreased oil and natural gas prices, among other things, can adversely impact our customers’ demand for our products and our revenue.

A large portion of our revenue depends upon the level of capital and operating expenditures in the oil and natural gas industry, including capital and other expenditures in connection with exploration, drilling, production, gathering, transportation, refining and processing operations. Demand for the products we distribute and services we provide is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital and other expenditures by, oil and natural gas companies. A material decline in oil or natural gas prices could depress levels of exploration, development and production activity and, therefore, could lead to a decrease in our customers’ capital and other expenditures. If our customers’ expenditures decline, our business will suffer.

Volatility in oil and gas prices affects demand for our products.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. For example, oil and natural gas prices during much of 2008 were at levels much higher than historical long term averages, and worldwide oil and natural gas drilling and exploration activity during much of 2008 was also at record high levels. Oil and natural gas prices decreased during the second half of 2008 and during 2009. This sustained decline in oil and natural gas prices resulted in decreased capital expenditures in the oil and natural gas industry and had an adverse effect on our business, results of operations and financial condition. Any sustained decrease in capital expenditures in the oil and natural gas industry could have a material adverse effect on us.

Many factors affect the supply of and demand for energy and, therefore, influence oil and natural gas prices, including:

•	the level of domestic and worldwide oil and natural gas production and inventories;

•

the level of drilling activity and the availability of attractive oil and natural gas field prospects, which governmental actions may affect, such as regulatory actions or legislation, or other restrictions on drilling, including those related to environmental concerns (e.g., the temporary moratorium on deepwater drilling in the Gulf of Mexico following the Deepwater Horizon drilling rig accident and subsequent oil spill);

•	the discovery rate of new oil and natural gas reserves and the expected cost of developing new reserves;

•	the actual cost of finding and producing oil and natural gas;

•	depletion rates;

•	domestic and worldwide refinery overcapacity or undercapacity and utilization rates;

•	the availability of transportation infrastructure and refining capacity;

•	increases in the cost of products and services that the oil and gas industry uses, such as those that we provide, which may result from increases in the cost of raw materials such as steel;

•	shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the economic or political attractiveness of alternative fuels, such as coal, hydrocarbon, wind, solar energy and biomass-based fuels;

•	increases in oil and natural gas prices or historically high oil and natural gas prices, which could lower demand for oil and natural gas products;

•	worldwide economic activity including growth in non-OECD countries, including China and India;

•	interest rates and the cost of capital;

•	national government policies, including government policies that could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and prices for oil;

•	the impact of armed hostilities, or the threat or perception of armed hostilities;

•	environmental laws and regulations, including related costs and liabilities;

•	technological advances;

•	global weather conditions and natural disasters;

•	currency fluctuations; and

•	tax policies.

Oil and natural gas prices have been and are expected to remain volatile. This volatility has historically caused oil and natural gas companies to change their strategies and expenditure levels from year to year. We have experienced in the past, and we will likely experience in the future, significant fluctuations in operating results based on these changes. In particular, volatility in the oil and natural gas sectors could adversely affect our business.

General economic conditions may adversely affect our business.

U.S. and global general economic conditions affect many aspects of our business, including demand for the products we distribute and the pricing and availability of supplies. General economic conditions and predictions regarding future economic conditions also affect our forecasts. A decrease in demand for the products we distribute or other adverse effects resulting from an economic downturn may cause us to fail to achieve our anticipated financial results. General economic factors beyond our control that affect our business and customers include interest rates, recession, inflation, deflation, customer credit availability, consumer credit availability, consumer debt levels, performance of housing markets, energy costs, tax rates and policy, unemployment rates, commencement or escalation of war or hostilities, the threat or possibility of war, terrorism or other global or national unrest, political or financial instability, and other matters that influence our customers’ spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency or increase in magnitude. In addition, worldwide economic conditions, including those associated with the current

European sovereign debt crisis, could have an adverse effect on our business, prospects, operating results, financial condition and cash flows going forward. The global economic downturn in 2009 and 2010 significantly adversely affected our business, results of operations and financial condition. Similar adverse economic conditions would have an adverse effect on us.

We may be unable to compete successfully with other companies in our industry.

We sell products and services in very competitive markets. In some cases, we compete with large oilfield services providers with substantial resources. In other cases, we compete with smaller regional players that may increasingly be willing to provide similar products and services at lower prices. Competitive actions, such as price reductions, consolidation in the industry, improved delivery and other actions, could adversely affect our revenue and earnings. We could experience a material adverse effect to the extent that our competitors are successful in reducing our customers’ purchases of products and services from us. Competition could also cause us to lower our prices, which could reduce our margins and profitability. Furthermore, consolidation in our industry could heighten the impacts of competition on our business and results of operations discussed above, particularly if such consolidation results in competitors with stronger financial and strategic resources, and could also result in increases to the prices we are required to pay for acquisitions we may make in the future.

Demand for the products we distribute could decrease if the manufacturers of those products were to sell a substantial amount of goods directly to end users in the sectors we serve.

Historically, users of PVF and related products have purchased certain amounts of these products through distributors and not directly from manufacturers. If customers were to purchase the products that we sell directly from manufacturers, or if manufacturers sought to increase their efforts to sell directly to end users, we could experience a significant decrease in profitability. These or other developments that remove us from, or limit our role in, the distribution chain may harm our competitive position in the marketplace and reduce our sales and earnings.

We may experience unexpected supply shortages.

We distribute products from a wide variety of manufacturers and suppliers. Nevertheless, in the future we may have difficulty obtaining the products we need from suppliers and manufacturers as a result of unexpected demand or production difficulties that might extend lead times. Also, products may not be available to us in quantities sufficient to meet our customer demand. Our inability to obtain products from suppliers and manufacturers in sufficient quantities, or at all, could adversely affect our product offerings and our business.

We may experience cost increases from suppliers, which we may be unable to pass on to our customers.

In the future, we may face supply cost increases due to, among other things, unexpected increases in demand for supplies, decreases in production of supplies or increases in the cost of raw materials or transportation. Any inability to pass supply price increases on to our customers could have a material adverse effect on us. For example, we may be unable to pass increased supply costs on to our customers because significant amounts of our sales are derived from stocking program arrangements, contracts and MRO arrangements, which provide our customers time limited price protection, which may obligate us to sell products at a set price for a specific period. In addition, if supply costs increase, our customers may elect to purchase smaller amounts of products or may purchase products from other distributors. While we may be able to work with our customers to reduce the effects of unforeseen price increases because of our relationships with them, we may not be able to reduce the effects of the cost increases. In addition, to the extent that competition leads to reduced purchases of products or services from us or a reduction of our prices, and these reductions occur concurrently with increases in the prices for selected commodities which we use in our operations, including steel, nickel and molybdenum, the adverse effects described above would likely be exacerbated and could result in a prolonged downturn in profitability.

We do not have contracts with most of our suppliers. The loss of a significant supplier would require us to rely more heavily on our other existing suppliers or to develop relationships with new suppliers. Such a loss may have an adverse effect on our product offerings and our business.

Given the nature of our business, and consistent with industry practice, we do not have contracts with most of our suppliers. We generally make our purchases through purchase orders. Therefore, most of our suppliers have the ability to terminate their relationships with us at any time. Approximately 50% of our total purchases during the year ended December 31, 2011 were from our 25 largest suppliers. Although we believe there are numerous manufacturers with the capacity to supply the products we distribute, the loss of one or more of our major suppliers could have an adverse effect on our product offerings and our business. Such a loss would require us to rely more heavily on our other existing suppliers or develop relationships with new suppliers, which may cause us to pay higher prices for products due to, among other things, a loss of volume discount benefits currently obtained from our major suppliers.

Price reductions by suppliers of products that we sell could cause the value of our inventory to decline. Also, these price reductions could cause our customers to demand lower sales prices for these products, possibly decreasing our margins and profitability on sales to the extent that we purchased our inventory of these products at the higher prices prior to supplier price reductions.

The value of our inventory could decline as a result of manufacturer price reductions with respect to products that we sell. We have been selling the same types of products to our customers for many years and, therefore, do not expect that our inventory will become obsolete. However, there is no assurance that a substantial decline in product prices would not result in a write-down of our inventory value. Such a write-down could have an adverse effect on our financial condition.

Also, decreases in the market prices of products that we sell could cause customers to demand lower sales prices from us. These price reductions could reduce our margins and profitability on sales with respect to the lower-priced products. Reductions in our margins and profitability on sales could have a material adverse effect on us.

A substantial decrease in the price of steel could significantly lower our gross profit or cash flow.

We distribute many products manufactured from steel. As a result, the price and supply of steel can affect our business and, in particular, our tubular product category. When steel prices are lower, the prices that we charge customers for products may decline, which affects our gross profit and cash flow. At times, pricing and availability of steel can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, labor costs, sales levels, competition, consolidation of steel producers, fluctuations in the costs of raw materials necessary to produce steel, steel manufacturers’ plant utilization levels and capacities, import duties and tariffs and currency exchange rates. Currently, steel pipe producers in the Western Hemisphere are in the process of adding more than two million tons of welded and seamless production capacity, most of which is due to come on line over the next three years. The increase in capacity could put pressure on the prices we receive for our tubular products. When steel prices decline, customer demands for lower prices and our competitors’ responses to those demands could result in lower sale prices and, consequently, lower gross profit or cash flow.

If steel prices rise, we may be unable to pass along the cost increases to our customers.

We maintain inventories of steel products to accommodate the lead time requirements of our customers. Accordingly, we purchase steel products in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historic buying practices, contracts with customers and market conditions. Our commitments to purchase steel products are generally at prevailing market prices in effect at the time we place our orders. If steel prices increase between the time we order steel products and the time of delivery of the products to us, our suppliers may impose surcharges that require us to pay for increases in steel prices during the period. Demand for the products we distribute, the actions of our competitors and other factors will influence whether we will be able to pass on steel cost increases and surcharges to our customers, and we may be unsuccessful in doing so.

We do not have long-term contracts or agreements with many of our customers. The contracts and agreements that we do have generally do not commit our customers to any minimum purchase volume. The loss of a significant customer may have a material adverse effect on us.

Given the nature of our business, and consistent with industry practice, we do not have long-term contracts with many of our customers. In addition, our contracts, including our MRO contracts, generally do not commit our customers to any minimum purchase volume. Therefore, a significant number of our customers, including our MRO customers, may terminate their relationships with us or reduce their purchasing volume at any time. Furthermore, the long-term customer contracts that we do have are generally terminable without cause on short notice. Our 25 largest customers represented approximately half of our sales for the year ended December 31, 2011. The products that we may sell to any particular customer depend in large part on the size of that customer’s capital expenditure budget in a particular year and on the results of competitive bids for major projects. Consequently, a customer that accounts for a significant portion of our sales in one fiscal year may represent an immaterial portion of our sales in subsequent fiscal years. The loss of a significant customer, or a substantial decrease in a significant customer’s orders, may have an adverse effect on our sales and revenue.

In addition, we are subject to customer audit clauses in many of our multi-year contracts. If we are not able to provide the proper documentation or support for invoices per the contract terms, we may be subject to negotiated settlements with our major customers.

Changes in our customer and product mix could cause our gross profit percentage to fluctuate.

From time to time, we may experience changes in our customer mix or in our product mix. Changes in our customer mix may result from geographic expansion, daily selling activities within current geographic markets and targeted selling activities to new customer segments. Changes in our product mix may result from marketing activities to existing customers and needs communicated to us from existing and prospective customers. If customers begin to require more lower-margin products from us and fewer higher-margin products, our business, results of operations and financial condition may suffer.

Customer credit risks could result in losses.

The concentration of our customers in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. Further, laws in some jurisdictions in which we operate could make collection difficult or time consuming. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. While we maintain reserves for potential credit losses, we cannot assure such reserves will be sufficient to meet write-offs of uncollectible receivables or that our losses from such receivables will be consistent with our expectations.

We may be unable to successfully execute or effectively integrate acquisitions.

One of our key operating strategies is to selectively pursue acquisitions, including large scale acquisitions, to continue to grow and increase profitability. However, acquisitions, particularly of a significant scale, involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, the potential unavailability of financial resources necessary to consummate acquisitions in the future, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of our stockholders’ net current book value per share if we issue additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms, assumption of undisclosed or unknown liabilities and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions. In addition, any future acquisitions may entail significant transaction costs and risks associated with entry into new markets. For example, we incurred $17.5 million in fees and expenses during 2009 related to our acquisition of MRC Transmark.

In addition, even when acquisitions are completed, integration of acquired entities can involve significant difficulties, such as:

•	failure to achieve cost savings or other financial or operating objectives with respect to an acquisition;

•	strain on the operational and managerial controls and procedures of our business, and the need to modify systems or to add management resources;

•	difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies;

•	amortization of acquired assets, which would reduce future reported earnings;

•	possible adverse short-term effects on our cash flows or operating results;

•	diversion of management’s attention from the ongoing operations of our business;

•	integrating personnel with diverse backgrounds and organizational cultures;

•	coordinating sales and marketing functions;

•	failure to obtain and retain key personnel of an acquired business; and

•	assumption of known or unknown material liabilities or regulatory non-compliance issues.

Failure to manage these acquisition growth risks could have an adverse effect on us.

Our significant indebtedness may affect our ability to operate our business, and this could have a material adverse effect on us.

We have now and will likely continue to have a significant amount of indebtedness. As of September 30, 2012, we had total debt outstanding of $1,268.0 million, borrowing availability of $656.3 million under our credit facilities and total liquidity (borrowing capacity plus cash on hand) of $693.2 million, representing leverage of 2.7x under the terms of our Global ABL Facility. In addition, as of September 30, 2012 on an adjusted basis, after giving effect to our new Term Loan and the contemplated redemption of our Notes, we would have had total indebtedness outstanding of $1,360.3 million, representing leverage of 2.9x under the terms of our Global ABL Facility and our new Term Loan. In addition, we may incur significant additional indebtedness in the future. If new indebtedness is added to our current indebtedness, the risks described below could increase. Our significant level of indebtedness could have important consequences, such as:

•	limiting our ability to obtain additional financing to fund our working capital, acquisitions, expenditures, debt service requirements or other general corporate purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

•	limiting our ability to compete with other companies who are not as highly leveraged;

•	subjecting us to restrictive financial and operating covenants in the agreements governing our and our subsidiaries’ long-term indebtedness;

•

exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, results of operations and financial condition;

•	increasing our vulnerability to a downturn in general economic conditions or in pricing of our products; and

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries.

In addition, borrowings under our credit facilities bear interest at variable rates. If market interest rates increase, the variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. Our interest expense for the year ended December 31, 2011 was $136.8 million and for the nine months ended September 30, 2012 was $92.6 million.

Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may seek to sell assets to fund our liquidity needs but may not be able to do so. We may also need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In addition, we are and will be subject to covenants contained in agreements governing our present and future indebtedness. These covenants include and will likely include restrictions on:

•	investments;

•	prepayments of certain indebtedness;

•	the granting of liens;

•	the incurrence of additional indebtedness;

•	asset sales;

•	fundamental changes;

•	transactions with affiliates; and

•	payment of dividends by us.

They also include financial maintenance covenants, which contain financial ratios we must satisfy each quarter. Any failure to comply with these covenants could result in a default under our credit facilities. Upon a default, unless waived, the lenders under our secured credit facilities would have all remedies available to a secured lender. They could elect to terminate their commitments, cease making further loans, institute foreclosure proceedings against our or our subsidiaries’ assets and force us and our subsidiaries into bankruptcy or liquidation.

In addition, any defaults under our credit facilities or our other debt could trigger cross defaults under other or future credit agreements and may permit acceleration of our other indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. For a description of our credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”, which is incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K/A for the year ended December 31, 2011, and “—Recent Developments—Refinancing”.

We are a holding company and depend upon our subsidiaries for our cash flow.

We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or to pay dividends or make other distributions in the future will depend upon the cash flow of our subsidiaries and our subsidiaries’ payment of funds to us in the form of dividends, tax sharing payments or otherwise. In addition, McJunkin Red Man Corporation, our direct subsidiary and the primary obligor under our Global ABL Facility, is also dependent to a significant extent on the cash flow of its subsidiaries to meet its debt service obligations.

The ability of our subsidiaries to make any payments to us will depend on their earnings, the terms of their current and future indebtedness, tax considerations and legal and contractual restrictions on the ability to make distributions. In particular, our subsidiaries’ credit facilities currently impose significant limitations on the ability of our subsidiaries to make distributions to us and consequently our ability to pay dividends to our stockholders. Subject to limitations in our credit facilities, our subsidiaries may also enter into additional agreements that contain covenants prohibiting them from distributing or advancing funds or transferring assets to us under certain circumstances, including to pay dividends.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt that the subsidiary issued.

Changes in our credit profile may affect our relationship with our suppliers, which could have a material adverse effect on our liquidity.

Changes in our credit profile may affect the way our suppliers view our ability to make payments and may induce them to shorten the payment terms of their invoices, particularly given our high level of outstanding indebtedness. Given the large dollar amounts and volume of our purchases from suppliers, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers and, consequently, may have a material adverse effect on us.

If tariffs and duties on imports into the U.S. of line pipe, oil country tubular goods (“OCTG”) or certain of the other products that we sell are lifted, we could have too many of these products in inventory competing against less expensive imports.

U.S. law currently imposes tariffs and duties on imports from certain foreign countries of line pipe and OCTG and, to a lesser extent, on imports of certain other products that we sell. If these tariffs and duties are lifted or reduced or if the level of these imported products otherwise increases, and our U.S. customers accept these imported products, we could be materially and adversely affected to the extent that we would then have higher-cost products in our inventory or increased supplies of these products drive down prices and margins. If prices of these products were to decrease significantly, we might not be able to profitably sell these products, and the value of our inventory would decline. In addition, significant price decreases could result in a significantly longer holding period for some of our inventory.

We are subject to strict environmental, health and safety laws and regulations that may lead to significant liabilities and negatively impact the demand for our products.

We are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws, regulations and permitting requirements, including those governing the discharge of pollutants or hazardous substances into the air, soil or water, the generation, handling, use, management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination and occupational health and safety. Regulations and courts may impose fines and penalties for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Our failure to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Certain laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or the “U.S. federal Superfund law”) or its state and foreign equivalents, may impose the obligation to investigate and remediate contamination at a facility on current and former owners or operators or on persons who may have sent waste to that facility for disposal. These laws and regulations may impose liability without regard to fault or to the legality of the activities giving rise to the contamination. Although we are not aware of any active litigation against us under the U.S. federal Superfund law or its state or foreign equivalents, contamination has been identified at several of our current and former facilities, and we have incurred and will continue to incur costs to investigate and remediate these conditions.

Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. We believe that indemnities contained in certain of our acquisition agreements may cover certain environmental conditions existing at the time of the acquisition, subject to certain terms, limitations and conditions. However, if these indemnification provisions terminate or if the indemnifying parties do not fulfill their indemnification obligations, we may be subject to liability with respect to the environmental matters that those indemnification provisions address.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving. It is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have on us. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have a material adverse effect on us.

In particular, legislation and regulations limiting emissions of greenhouse gases, including carbon dioxide associated with the burning of fossil fuels, are at various stages of consideration and implementation, at the international, national, regional and state levels. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which established a binding set of emission targets for greenhouse gases, became binding on the countries that ratified it. Attention is now focused on the development of a post-2012 international policy framework to guide international action to address climate change when the Kyoto protocol expires in 2012. Certain states and regions have adopted or are considering legislation or regulation imposing overall caps on greenhouse gas emissions from certain facility categories or mandating the increased use of electricity from renewable energy sources. Similar legislation has been proposed at the federal level. In addition, the U.S. Environmental Protection Agency (the “EPA”) has implemented regulations that require permits for and reductions in greenhouse gas emissions for certain categories of facilities, the most recent of which became effective in August 2012. Pursuant to the terms of a settlement agreement, the EPA is in the process of finalizing greenhouse gas emissions standards, known as New Source Performance Standards (“NSPS”), for power plants and plans to issue NSPS for greenhouse gas emissions for oil refineries in the future. NSPS for other oil refinery emissions were issued by the EPA pursuant to the settlement agreement in September 2012 and will be effective in November 2012. These laws and regulations could negatively impact the market for the products we distribute and, consequently, our business.

In addition, federal, state, local, foreign and provincial laws, regulations and permitting requirements have been adopted or are being considered that impose more stringent permitting, disclosure, wastewater disposal and well construction requirements on hydraulic fracturing, a practice involving the injection of water containing certain other substances into rock formations (after perforating the formation with explosive charges) to stimulate production of hydrocarbons, particularly natural gas, from shale basin regions. These effective and potential regulations include a variety of well construction, set back, wastewater disposal, emissions, baseline sampling, operational and disclosure requirements limiting how fracturing can be performed and requiring various degrees of disclosures regarding the contents of chemicals injected into the rock formations, as well as moratoria on all hydraulic fracturing activity. Any increased federal, regional, state or local regulation of hydraulic fracturing could significantly reduce the demand for our products in the high-growth shale regions of the U.S.

We may not have adequate insurance for potential liabilities, including liabilities arising from litigation.

In the ordinary course of business, we have and in the future may become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, the products we distribute, employees and other matters, including potential claims by individuals alleging exposure to hazardous materials as a result of the products we distribute or our operations. Some of these claims may relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of the businesses. The products we distribute are sold primarily for use in the energy industry, which is subject to inherent risks that could result in death, personal injury, property damage, pollution, release of hazardous substances or loss of production. In addition, defects in the products we distribute could result in death, personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. Actual or claimed defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages.

We maintain insurance to cover certain of our potential losses, and we are subject to various self-retentions, deductibles and caps under our insurance. It is possible, however, that judgments could be rendered against us in cases in which we would be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for these matters. Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on us. Furthermore, we may not be able to continue to obtain insurance on commercially reasonable terms in the future, and we may incur losses from interruption of our business that exceed our insurance coverage. Finally, even in cases where we maintain insurance coverage, our insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Due to our position as a distributor, we are subject to personal injury, product liability and environmental claims involving allegedly defective products.

Our customers use certain of the products we distribute in potentially hazardous applications that can result in personal injury, product liability and environmental claims. A catastrophic occurrence at a location where end users use the products we distribute may result in us being named as a defendant in lawsuits asserting potentially large claims, even though we did not manufacture the products. Applicable law may render us liable for damages without regard to negligence or fault. In particular, certain environmental laws provide for joint, several and strict liability for remediation of spills and releases of hazardous substances. Certain of these risks are reduced by the fact that we are a distributor of products that third-party manufacturers produce, and, thus, in certain circumstances, we may have third-party warranty or other claims against the manufacturer of products alleged to have been defective. However, there is no assurance that these claims could fully protect us or that the manufacturer would be able financially to provide protection. There is no assurance that our insurance coverage will be adequate to cover the underlying claims. Our insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims).

We are a defendant in asbestos-related lawsuits. Exposure to these and any future lawsuits could have a material adverse effect on us.

We are a defendant in lawsuits involving approximately 1,072 claims as of September 30, 2012 alleging, among other things, personal injury, including mesothelioma and other cancers, arising from exposure to asbestos-containing materials included in products that we distributed in the past. Each claim involves allegations of exposure to asbestos-containing materials by a single individual, his or her spouse or family members. The complaints in these lawsuits typically name many other defendants. In the majority of these lawsuits, little or no information is known regarding the nature of the plaintiffs’ alleged injuries or their connection with the products we distributed. Based on our experience with asbestos litigation to date, as well as the existence of certain insurance coverage, we do not believe that the outcome of these pending claims will have a material impact on us. However, the potential liability associated with asbestos claims is subject to many uncertainties, including negative trends with respect to settlement payments, dismissal rates and the types of medical conditions alleged in pending or future claims, negative developments in the claims pending against us, the current or future insolvency of co-defendants, adverse changes in relevant laws or the interpretation of those laws and the extent to which insurance will be available to pay for defense costs, judgments or settlements. Further, while we anticipate that additional claims will be filed against us in the future, we are unable to predict with any certainty the number, timing and magnitude of future claims. Therefore, we can give no assurance that pending or future asbestos litigation will not ultimately have a material adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Legal Proceedings” and “Business—Legal Proceedings”, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K/A for the year ended December 31, 2011, and “Note 8 – Commitments and Contingencies” to our unaudited interim financial statements, which is incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

If we lose any of our key personnel, we may be unable to effectively manage our business or continue our growth.

Our future performance depends to a significant degree upon the continued contributions of our management team and our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. In particular, we rely on our sales and marketing teams to create innovative ways to generate demand for the products we distribute. The loss or unavailability to us of any member of our management team or a key sales or marketing employee could have a material adverse effect on us to the extent we are unable to timely find adequate replacements. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. We may be unsuccessful in attracting, hiring, training and retaining qualified personnel.

Interruptions in the proper functioning of our information systems could disrupt operations and cause increases in costs or decreases in revenues.

The proper functioning of our information systems is critical to the successful operation of our business. We depend on our IT systems to process orders, track credit risk, manage inventory and monitor accounts receivable collections. Our information systems also allow us to efficiently purchase products from our vendors and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. However, our information systems are vulnerable to natural disasters, power losses, telecommunication failures and other problems. If critical information systems fail or are otherwise unavailable, our ability to procure products to sell, process and ship customer orders, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay accounts payable and expenses could be adversely affected. Our ability to integrate our systems with our customers’ systems would also be significantly affected. We maintain information systems controls designed to protect against, among other things, unauthorized program changes and unauthorized access to data on our information systems. If our information systems controls do not function properly, we face increased risks of unexpected errors and unreliable financial data or theft of proprietary Company information.

The loss of third-party transportation providers upon whom we depend, or conditions negatively affecting the transportation industry, could increase our costs or cause a disruption in our operations.

We depend upon third-party transportation providers for delivery of products to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, increases in fuel prices and adverse weather conditions, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis. We cannot predict whether or to what extent increases or anticipated increases in fuel prices may impact our costs or cause a disruption in our operations going forward.

We may need additional capital in the future, and it may not be available on acceptable terms.

We may require more capital in the future to:

•	fund our operations;

•	finance investments in equipment and infrastructure needed to maintain and expand our distribution capabilities;

•	enhance and expand the range of products we offer; and

•	respond to potential strategic opportunities, such as investments, acquisitions and international expansion.

We can give no assurance that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness.

Adverse weather events or natural disasters could negatively affect our local economies or disrupt our operations.

Certain areas in which we operate are susceptible to adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods and earthquakes. These events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. Additionally, we may experience communication disruptions with our customers, vendors and employees. These events can cause physical damage to our branches and require us to close branches. Additionally, our sales order backlog and shipments can experience a temporary decline immediately following these events.

We cannot predict whether or to what extent damage caused by these events will affect our operations or the economies in regions where we operate. These adverse events could result in disruption of our purchasing or distribution capabilities, interruption of our business that exceeds our insurance coverage, our inability to collect from customers and increased operating costs. Our business or results of operations may be adversely affected by these and other negative effects of these events.

We have a substantial amount of goodwill and other intangibles recorded on our balance sheet, partly because of our recent acquisitions and business combination transactions. The amortization of acquired assets will reduce our future reported earnings. Furthermore, if our goodwill or other intangible assets become impaired, we may be required to recognize charges that would reduce our income.

As of September 30, 2012, we had $1.3 billion of goodwill and other intangibles recorded on our balance sheet. A substantial portion of these intangible assets result from our use of purchase accounting in connection with the acquisitions we have made over the past several years. In accordance with the purchase accounting method, the excess of the cost of an acquisition over the fair value of identifiable tangible and intangible assets is assigned to goodwill. The amortization expense associated with our identifiable intangible assets will have a negative effect on our future reported earnings. Many other companies, including many of our competitors, will not have the significant acquired intangible assets that we have because they have not participated in recent acquisitions and business combination transactions similar to ours. Thus, the amortization of identifiable intangible assets will not negatively affect their reported earnings to the same degree as ours.

Additionally, under GAAP, goodwill and certain other intangible assets are not amortized, but must be reviewed for possible impairment annually, or more often in certain circumstances where events indicate that the asset values are not recoverable. These reviews could result in an earnings charge for the impairment of goodwill, which would reduce our net income even though there would be no impact on our underlying cash flow. For example, we recorded a non-cash impairment charge in the amount of $386 million during the year ended December 31, 2009. This charge was based on the results of our annual impairment tests for goodwill and intangible assets, which indicated that the book value of these assets exceeded their fair value by this amount.

We face risks associated with conducting business in markets outside of North America.

We currently conduct substantial business in countries outside of North America. In addition, we are evaluating the possibility of establishing distribution networks in certain other foreign countries, particularly in Europe, Asia, the Middle East and South America. We could be materially and adversely affected by economic, legal, political and regulatory developments in the countries in which we do business in the future or in which we expand our business, particularly those countries which have historically experienced a high degree of political or economic instability. Examples of risks inherent in such non-North American activities include:

•	changes in the political and economic conditions in the countries in which we operate, including civil uprisings and terrorist acts;

•	unexpected changes in regulatory requirements;

•	changes in tariffs;

•	the adoption of foreign or domestic laws limiting exports to or imports from certain foreign countries;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	restrictions on repatriation of earnings;

•	expropriation of property without fair compensation;

•	governmental actions that result in the deprivation of contract or proprietary rights; and

•

the acceptance of business practices which are not consistent with or are antithetical to prevailing business practices we are accustomed to in North America including export compliance and anti-bribery practices and governmental sanctions.

If we begin doing business in a foreign country in which we do not presently operate, we may also face difficulties in operations and diversion of management time in connection with establishing our business there.

We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions, and similar laws and regulations, including those in the jurisdictions where we operate. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.

Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various foreign jurisdictions. These laws and regulations place restrictions on our operations, trade practices, partners and investment decisions. In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the Foreign Corrupt Practices Act (“FCPA”), export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). As a result of doing business in foreign countries and with foreign partners, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.

The FCPA prohibits us from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. It also requires us to keep books and records that accurately and fairly reflect the Company’s transactions. As part of our business, we may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, the United Kingdom Bribery Act (the “Bribery Act”) has been enacted and came into effect on July 1, 2011. The provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion outside the U.S., including in developing countries, and our development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future.

Economic sanctions programs restrict our business dealings with certain sanctioned countries, persons and entities. In addition, because we act as a distributor, we face the risk that our customers might further distribute our products to a sanctioned person or entity, or an ultimate end-user in a sanctioned country, which might subject us to an investigation concerning compliance with OFAC or other sanctions regulations.

Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. We have established policies and procedures designed to assist our compliance with applicable U.S. and international anti-corruption and trade control laws and regulations, including the FCPA, the Bribery Act and trade controls and sanctions programs administered by OFAC, and have trained our employees to comply with these laws and regulations. However, there can be no assurance that all of our employees, consultants, agents or other associated persons will not take actions in violation of our policies and these laws and regulations, and that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage or provide a defense to any alleged violation. In particular, we may be held liable for the actions that our local, strategic or joint venture partners take inside or outside of the United States, even though our partners may not be subject to these laws. Such a violation, even if our policies prohibit it, could have a material adverse effect on our reputation, business, financial condition and results of operations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business with sanctioned countries, persons and entities, which could adversely affect the market for our common stock or our other securities.

We face risks associated with international instability and geopolitical developments.

In some countries, there is an increased chance for economic, legal or political changes that may adversely affect the performance of our services, sale of our products or repatriation of our profits. We do not know the impact that these regulatory, geopolitical and other factors may have on our business in the future and any of these factors could adversely affect us.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the NYSE, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance standards of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the NYSE. These requirements may place a strain on our management, systems and resources. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare proxy statements with respect to our annual meeting of shareholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. The NYSE requires that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and NYSE requirements, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on us and the price of our common stock.

We also expect that it could be difficult and will be significantly more expensive to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors (the “Board”) or as executive officers. Advocacy efforts by shareholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and will be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual report on Form 10-K for the year ending December 31, 2012 (subject to any change in applicable SEC rules). Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable U.S. Securities and Exchange Commission (“SEC”) and Public Company Accounting Oversight Board (“PCAOB”) rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies in internal control over financial reporting that results in a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

If we fail to implement the requirements of Section 404 in a timely manner, regulatory authorities such as the SEC or the PCAOB might subject us to sanctions or investigation. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our controls. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common stock. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” within the meaning of the NYSE rules and may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of the Board consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We rely on all of the exemptions listed above. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The SEC’s move toward a single set of international accounting standards could materially impact our results of operations.

The SEC continues to move forward with a convergence to a single set of international accounting standards (such as International Financial Reporting Standards (“IFRS”)). The associated changes in regulatory accounting may negatively impact the way we record revenues, expenses, assets and liabilities. Currently, under IFRS, the last in, first out (“LIFO”) inventory costing method of valuing inventory is not permitted. If we had ceased valuing our inventory under the LIFO method at December 31, 2011, we would have been required to make tax payments approximating $136 million over the subsequent four years.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our image, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our image and private data exposure. We have implemented solutions, processes and procedures to help mitigate this risk, but these measures, as well as our increased awareness of our risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

Risks Related to this Offering and our Common Stock

If our stock price fluctuates after this offering, you could lose a significant part of your investment.

You may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering. The market price of our common stock may be influenced by many factors including:

•	fluctuations in oil and natural gas prices;

•	the failure of securities analysts to continue to cover our common stock or changes in analysts’ financial estimates;

•	our or our competitors’ announcements of significant contracts or acquisitions or other business developments;

•	variations in quarterly results of operations;

•	loss of a large customer or supplier;

•	U.S. and international general economic conditions;

•	increased competition;

•	terrorist acts;

•	future sales of our common stock or the perception that such sales may occur;

•	investor perceptions of us and the industries in which our products are used; and

•	the other factors listed in “Risk Factors”.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the offering price hereof. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may significantly reduce the market price of our common stock, regardless of our operating performance.

Following the completion of this offering, certain affiliates of The Goldman Sachs Group, Inc. will continue to control us and may have conflicts of interest with other stockholders. Conflicts of interest may arise because affiliates of our principal stockholder have continuing agreements and business relationships with us.

Upon completion of this offering, the Goldman Sachs Funds will control 57.7% of our outstanding common stock, or 54.7% if the underwriters exercise their option to purchase additional shares in full. As a result, the Goldman Sachs Funds will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The Goldman Sachs Funds will also have sufficient voting power to amend our organizational documents.

Moreover, we have entered into a governance agreement with PVF Holdings, an affiliate of the Goldman Sachs Funds, that gives it certain rights relating to the nomination of candidates to our board of directors until the time that PVF Holdings first ceases to beneficially own at least 15.0% of the outstanding shares of our common stock.

Conflicts of interest may arise between our principal stockholder and us. Affiliates of our principal stockholder engage in transactions with our Company. An affiliate of Goldman Sachs is an arranger of our new Term Loan and a lender under our Global ABL Facility. Further, the Goldman Sachs Funds are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us, and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, the Goldman Sachs Funds or their affiliates could pursue business interests or exercise their voting power as stockholders in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to the Goldman Sachs Funds and they may pursue acquisition opportunities that may be complementary to our business. As a result, those acquisition opportunities may not be available to us. Under the terms of our amended and restated certificate of incorporation, the Goldman Sachs Funds will have no obligation to offer us corporate opportunities. See “Description of Our Capital Stock—Corporate Opportunities”.

As a result of these relationships, the interests of the Goldman Sachs Funds may not coincide with the interests of our Company or other holders of our common stock. So long as the Goldman Sachs Funds continue to control a significant amount of the outstanding shares of our common stock, the Goldman Sachs Funds will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

We do not currently intend to pay dividends in the foreseeable future.

It is uncertain when, if ever, we will declare dividends to our stockholders. We do not currently intend to pay dividends in the foreseeable future. Our ability to pay dividends is constrained by our holding company structure under which we are dependent on our subsidiaries for payments. Additionally, we and our subsidiaries are or are expected to be parties to credit agreements, including our new Term Loan, which restrict our ability and their ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”, which is incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K/A for the year ended December 31, 2011, and “Recent Developments—Refinancing”. You should not rely on an investment in us if you require dividend income. In the foreseeable future, the only possible return on an investment in us would come from an appreciation of our common stock, and there can be no assurance that our common stock will appreciate after this offering.

Shares eligible for future sale may cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our amended and restated certificate of incorporation, we are authorized to issue up to 500 million shares of common stock, of which 101,496,895 shares of common stock (excluding 142,544 shares of non-vested restricted stock) are outstanding as of November 1, 2012. Of these shares, the 20,000,000 shares of common stock sold in this offering (assuming that the underwriters do not exercise their option to purchase additional shares), and the 22,727,273 shares sold in our initial public offering, will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates”, as that term is defined in Rule 144 under the Securities Act. Our principal stockholder, directors and executive officers, who will collectively beneficially own 58,532,208 shares following the completion of this offering (assuming that the underwriters do not exercise their option to purchase additional shares), will enter into lock-up agreements, pursuant to which they will agree, subject to certain exceptions, not to sell or transfer, directly or indirectly, any shares of our common stock for a period of 90 days from the date of this prospectus supplement, subject to extension in certain circumstances. Upon the expiration of these lock-up agreements, all of these shares of common stock will be tradable subject to limitations imposed by Rule 144 under the Securities Act.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, the refinancing of our Notes, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, and estimates and projections of future activity and trends in the oil and natural gas industry. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors”, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	decreases in oil and natural gas prices;

•	decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors;

•	increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels;

•	U.S. and international general economic conditions;

•	our ability to compete successfully with other companies in our industry;

•	the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industry sectors we serve;

•	unexpected supply shortages;

•	cost increases by our suppliers;

•	our lack of long-term contracts with most of our suppliers;

•	increases in customer, manufacturer and distributor inventory levels;

•	suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline;

•	decreases in steel prices, which could significantly lower our profit;

•	increases in steel prices, which we may be unable to pass along to our customers, which could significantly lower our profit;

•	our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes;

•	changes in our customer and product mix;

•	risks related to our customers’ credit worthiness/profiles;

•	the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits;

•	the success of our acquisition strategies;

•	our significant indebtedness;

•	our ability to complete the currently contemplated refinancing of our Notes;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	changes in our credit profile;

•	a decline in demand for certain of the products we distribute if import restrictions on these products are lifted;

•	environmental, health and safety laws and regulations and the interpretation or implementation thereof;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	product liability claims against us;

•	pending or future asbestos-related claims against us;

•	the potential loss of key personnel;

•	interruption in the proper functioning of our information systems;

•	loss of third-party transportation providers;

•	potential inability to obtain necessary capital;

•	risks related to adverse weather events or natural disasters;

•	impairment of our goodwill or other intangible assets;

•	changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate;

•	adverse changes in political or economic conditions in the countries in which we operate;

•	exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;

•	potential increases in costs and distraction of management resulting from the requirements of being a publicly reporting company;

•	risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and

•	the operation of our Company as a “controlled company”.

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder in this offering (including any shares sold by the selling stockholder pursuant to the underwriters’ option to purchase additional shares). See “Selling Stockholder.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2012 (1) on an actual basis and (2) on an adjusted basis after giving effect to our new Term Loan and the use of proceeds thereof to redeem our outstanding Notes. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K/A for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as well as the discussion of the proposed refinancing of our Notes under “Summary—Recent Developments—Refinancing”.

	As of September 30, 2012
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$36.8	$36.8

Total debt (including current portion):
9.50% senior secured notes due 2016, net of discount	$848.5	$—
Term Loan B, net of discount	—	643.5
Global ABL Facility (1)	409.6	706.9
Other	9.9	9.9

Total debt	1,268.0	1,360.3
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000,000 shares authorized and 101,492,659 shares issued and outstanding, actual and as adjusted (2)	1.0	1.0
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	1,622.4	1,622.4
Retained (deficit)	(412.4)	(472.5)
Other comprehensive (loss)	(23.2)	(23.2)

Total equity	1,187.8	1,127.7

Total capitalization	$2,455.8	$2,488.0

(1)	As of September 30, 2012, we had availability of $656.3 million under our Global ABL Facility. As of September 30, 2012, on an adjusted basis after giving effect to our new Term Loan and the use of proceeds thereof to redeem our outstanding Notes in aggregate principal amount of $861.3 million, we would have had availability of $359.0 million under our Global ABL Facility. This reflects $68.9 million drawn for the applicable redemption premium for the Notes and $17.1 million drawn for estimated fees, expenses and original issue discount of our entry into the new Term Loan and redemption of the Notes.
(2)	The number of shares of common stock outstanding as of September 30, 2012:

•

excludes 1,122,576 shares of common stock issuable upon the exercise of stock options granted to certain of our employees pursuant to our 2007 Stock Option Plan and our 2011 Omnibus Incentive Plan; and

•	excludes 142,544 shares of non-vested restricted stock awarded to certain of our employees and directors pursuant to our 2007 Restricted Stock Plan and our 2011 Omnibus Incentive Plan.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under the symbol “MRC.” The table below sets forth, for the periods indicated the high and low sale prices for our common stock as reported by the New York Stock Exchange.

2012	High	Low
April 12, 2012 to June 30, 2012 (1)	$21.50	$19.04
July 1, 2012 to September 30, 2012	25.23	20.48
October 1, 2012 to November 8, 2012	25.40	22.11

(1)	Our common stock began to trade on the NYSE on April 12, 2012 in connection with our initial public offering.

The last reported sale price of our common stock on the NYSE on November 8, 2012 was $23.00 per share. As of November 1, 2012, there were 101,496,895 shares of common stock outstanding and we had approximately 79 holders of record of our common stock.

We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings from our business, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and other factors that the Board deems relevant. In addition, the covenants contained in our subsidiaries’ credit facilities limit the ability of our subsidiaries to pay dividends to us, which limits our ability to pay dividends to our stockholders. Our ability to pay dividends is also limited by the covenants contained or to be contained in our Global ABL Facility and our new Term Loan. Covenants contained in the instruments governing future indebtedness that we or our subsidiaries may incur in the future may further limit our ability to pay dividends.

SELLING STOCKHOLDER

This prospectus supplement has been filed pursuant to registration rights granted to the selling stockholder in connection with our initial public offering to permit the selling stockholder to resell to the public shares of our common stock, as well as any common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares. Under the terms of the registration rights agreement between us and the selling stockholder, we will pay all expenses of the registration of its shares of our common stock, including SEC filing fees, except that the selling stockholder will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our common stock held by the selling stockholder as of November 1, 2012. In the table below, the percentage of shares beneficially owned is based on 101,496,895 shares of our common stock outstanding as of November 1, 2012 (which includes 95,467 vested restricted shares). Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus supplement are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010.

Based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased shares of our common stock outside the ordinary course of business or, at the time of their acquisition of shares of our common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. PVF Holdings LLC, the selling stockholder, is not a broker-dealer. As discussed below, the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own, in the aggregate, all of the common stock owned by PVF Holdings because affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group Inc. Goldman, Sachs & Co. is a broker-dealer and is therefore deemed to be an underwriter within the meaning of the Securities Act as a result of such ownership and control.

	Shares Beneficially Owned Prior to the Offering (1)(2)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)(2)
Name and Address	Number	Percent		Number	Percent
PVF Holdings (3)	78,532,208	77.4%	20,000,000	58,532,208	57.7%
The Goldman Sachs Group, Inc. (3)
200 West Street, New York, New York 10282	78,532,208	77.4%	20,000,000	58,532,208	57.7%
Henry Cornell (3)	78,532,208	77.4%	20,000,000	58,532,208	57.7%
John F. Daly (3)	78,532,208	77.4%	20,000,000	58,532,208	57.7%

(1)	Does not reflect exercise of the underwriters’ option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, then following the offering PVF Holdings, The Goldman Sachs Group, Inc., Henry Cornell and John F. Daly will be deemed to beneficially own 55,532,208 shares of common stock, or 54.7% of the shares outstanding.

(2)	Unless otherwise indicated, the share numbers presented in the footnotes below relate to shares beneficially owned prior to the offering.

(3)	PVF Holdings is the selling stockholder in this offering. PVF Holdings directly owns 78,532,208 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P. and GS Capital Partners VI GmbH & Co. KG (collectively, the “Goldman Sachs Funds”) are members of PVF Holdings and own common units of PVF Holdings. The Goldman Sachs Funds’ common units in PVF Holdings correspond to 47,855,068 shares of common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by PVF Holdings because:

(i)	affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds; and
(ii)	the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc.

Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ common units of PVF Holdings consist of:

•	13,470,316 shares of common stock deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C.;

•	6,958,202 shares of common stock deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C.;

•	4,619,155 shares of common stock deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GS Advisors V, L.L.C.;

•	534,051 shares of common stock deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its managing limited partner, GS Advisors V, L.L.C.;

•	10,396,991 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C.;

•	8,647,850 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C.;

•	2,858,994 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C.; and

•	369,509 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C.

Henry Cornell and John F. Daly are managing directors of Goldman, Sachs & Co. Each of Mr. Cornell, Mr. Daly, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares of common stock owned directly or indirectly by PVF Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

Distributions of the Proceeds of this Offering Received by PVF Holdings

PVF Holdings expects to distribute the proceeds of its sale of common stock in this offering to its members pursuant to its limited liability company agreement. Each of the entities and individuals named below is expected to receive the following approximate amounts, assuming both no exercise and full exercise by the underwriters of their option to purchase additional shares (the distribution amounts set forth below may be adjusted in immaterial amounts following final review and calculation).

Entity/Individual	Amount Distributed
	No Exercise	Full Exercise
The Goldman Sachs Group, Inc.	$256,546,540	$295,028,521
Andrew R. Lane	—	—
James E. Braun	—	—
James F. Underhill(1)	$55,881	$64,263
Daniel J. Churay	—	—
Gary Ittner(2)	$57,530	$66,159
Rory M. Isaac(2)	$185,803	$213,673
Scott Hutchinson(3)	$75,326	$86,624
Neil P. Wagstaff	$3,887,004	$4,470,055
Leonard M. Anthony	—	—
Rhys J. Best(4)	$160,342	$184,394
Peter C. Boylan III(5)	$320,683	$368,786
Henry Cornell	—	—
Christopher A.S. Crampton	—	—
John F. Daly	—	—
Craig Ketchum(6)	$14,179,124	$16,305,992
Gerard P. Krans(7)	$26,561,196	$30,545,376
Dr. Cornelis A. Linse	—	—
John A. Perkins	—	—
H.B. Wehrle, III(8)	$6,557,782	$7,541,450
Wehrle immediate family members(9)	$15,064,946	$17,324,688
Ketchum immediate family members(10)	$21,493,770	$24,717,835
Others(11)	$76,154,073	$87,577,184

Total Distributions	$421,300,000	$484,495,000

(1)	The amount distributed to Mr. Underhill includes $23,675 (No Exercise) and $27,227 (Full Exercise) paid as a tax distribution with respect to profits units.
(2)	The amount distributed to Messrs. Ittner and Isaac includes $25,186 (No Exercise) and $28,964 (Full Exercise) paid as a tax distribution with respect to profits units.
(3)	The amount distributed to Mr. Hutchinson includes $10,914 (No Exercise) and $12,551 (Full Exercise) paid as a tax distribution with respect to profits units.
(4)	Mr. Best holds common units in PVF Holdings through a limited liability company which he controls.
(5)	Mr. Boylan holds common units in PVF Holdings through a limited liability company which he owns and controls.
(6)	Mr. Ketchum holds common units in PVF Holdings through a limited liability company which he controls. The amount distributed to Mr. Ketchum also includes $25,186 (No Exercise) and $28,964 (Full Exercise) paid as a tax distribution with respect to profits units.

(7)	Mr. Krans holds common units in PVF Holdings through a limited liability company which he controls.
(8)	The amount distributed to Mr. Wehrle includes $25,186 (No Exercise) and $28,964 (Full Exercise) paid as a tax distribution with respect to profits units.
(9)	Includes immediate family members of H.B. Wehrle, III. The amount distributed to the Wehrle immediate family members includes $12,593 (No Exercise) and $14,482 (Full Exercise) paid as a tax distribution with respect to profits units.
(10)	Includes immediate family members of Craig Ketchum.
(11)	Includes members of PVF Holdings LLC who are not directors, officers or 5% beneficial owners of MRC Global Inc. The amount distributed to others includes $148,292 (No Exercise) and $170,536 (Full Exercise) paid as a tax distribution with respect to all other profits units holders.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share, the rights and preferences of which the Board may establish from time to time. There are 101,496,895 shares of common stock outstanding as of November 1, 2012 (excluding 142,544 shares of non-vested restricted stock) and no outstanding shares of preferred stock. As of November 1, 2012, there were 79 record holders of our common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws and by the provisions of applicable Delaware law.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters that our stockholders vote upon, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that our Board may declare. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock is represented by certificates, unless the Board adopts a resolution providing that some or all of our common stock shall be uncertificated. Any resolution will not apply to any shares of common stock that are already certificated until the shares are surrendered to us.

Preferred Stock

The Board may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable the Board to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent Delaware law permits. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent Delaware law permits. We have entered into indemnification agreements with our current directors and officers. We also maintain directors and officers insurance.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that Goldman, Sachs & Co. and its affiliates (which include the Goldman Sachs Funds) have no obligation to offer us any opportunity to participate in business opportunities presented to any of them, even if the opportunity is one that we might reasonably have pursued, and that neither Goldman, Sachs & Co. nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any of these activities unless, in the case of any person who is a director or officer of our Company, the business opportunity is expressly offered to the director or officer in writing solely in his or her capacity as an officer or director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Business Combinations with Interested Stockholders

We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any antitakeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 beginning on the date that Goldman, Sachs & Co. and its affiliates first cease to beneficially own at least 15% of our common stock. However, our amended and restated certificate of incorporation exempts Goldman, Sachs & Co. and its affiliates, and any persons to whom they sell shares of their common stock (other than persons buying shares in a registered public offering of common stock), from the effect of those provisions.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and bylaws provide that any director or the entire Board may be removed with or without cause by the affirmative vote of at least 75.0% of all shares then entitled to vote at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that any vacancies on the Board will be filled by the affirmative vote of a majority of the Board then in office, even if less than a quorum, or by a sole remaining director.

Voting

Stockholders holding a majority of our common stock, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided under our amended and restated certificate of incorporation or under our bylaws.

At any stockholder meeting for which notice of the meeting was delivered to stockholders prior to the date that Goldman, Sachs & Co. and its affiliates cease to beneficially own at least 15% of the outstanding shares of our common stock, directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy. At any stockholder meeting for which notice of the meeting was delivered to stockholders on or after the date that Goldman, Sachs & Co. and its affiliates cease to own at least 15% of the outstanding shares of our common stock, a nominee for director will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election (unless the election is contested, in which case the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election). The affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our bylaws, a different vote is required, in which case the specific provision will control.

Action by Written Consent

Our amended and restated certificate of incorporation and bylaws provide that stockholder action cannot be taken by written consent.

Ability to Call Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of the Board or by the chairman of the Board. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our certificate of incorporation may generally be amended by the affirmative vote of a majority of the Board and by the affirmative vote of the majority of all shares of our stock then entitled to vote at any annual or special meeting of stockholders. However, our amended and restated certificate of incorporation also provides that the affirmative vote of at least 75.0% of the outstanding shares of our common stock is required to amend the provisions in our amended and restated certificate of incorporation relating to corporate opportunities, business combinations with significant shareholders, amendments to the amended and restated certificate of incorporation and bylaws and limitation on liability and indemnification of officers and directors.

In addition, our amended and restated certificate of incorporation and bylaws provide that our bylaws may be amended, repealed or new bylaws may be adopted by the affirmative vote of a majority of the Board, or, when a quorum is present at any stockholder meeting, by the affirmative vote of at least 75.0% of the voting power of our stock entitled to vote thereon.

Advance Notice Provisions for Stockholders

To nominate directors to the Board or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than

30 days before or more than 30 days after the anniversary date, notice by a stockholder to be timely must be so delivered not earlier than 120 calendar days before the date of the annual meeting and not later than 90 calendar days before the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder’s notice as described above.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MRC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by non-U.S. holders who purchase our common stock in this offering. This discussion does not purport to be a complete analysis of all the potential tax considerations relevant to non-U.S. holders of our common stock.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership (including any entity or arrangement classified as a partnership for these purposes);

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner in the partnership may depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partners in partnerships that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, investment property). This discussion does not address all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons, including for example:

•

financial institutions, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and dealers and traders in stocks, securities or currencies;

•	non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale, integrated transaction or straddle; or

•	non-U.S. holders who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

This discussion is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of owning and disposing of our common stock as set forth in this discussion.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the ownership or disposition of our common stock.

If you are considering purchasing our common stock, you should consult your tax advisor regarding the U.S. federal, state and local and non-U.S. income, estate and other tax consequences to you of owning and disposing of our common stock.

Dividends

As discussed above under “Price Range of Common Stock and Dividends”, we do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do make distributions of cash or property with respect to our common stock, the distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero. Any remaining excess will be treated as described below under “Gain on disposition of our common stock”.

In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty.

To claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly completed and executed IRS Form W-8BEN (or applicable successor form). Special rules apply to partnerships and other pass-through entities, and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly completed and executed IRS Form W-8ECI (or applicable successor form), but generally will be taxed on a net-income basis at the regular graduated rates and in the same manner as if such non-U.S holder were a U.S. person. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Gain on disposition of our common stock

A non-U.S. holder generally will not be taxed on any gain realized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain generally will be taxed on a net income basis at the regular graduated rates and in the same manner as if such non-U.S. holder were a U.S. person (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the Code); or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock of a USRPHC generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC.

Federal estate tax

Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding

Dividends paid to a non-U.S. holder generally will be subject to U.S. information reporting and may be subject to backup withholding (currently at a rate of 28% and scheduled to increase to 31% for taxable years 2013 and thereafter). A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN (or applicable successor form) or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding (currently at a rate of 28% and scheduled to increase to 31% for taxable years 2013 and thereafter). If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. information reporting and backup withholding requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives a payment of the proceeds of a sale of our common stock from or through a U.S. office of a broker, the payment is subject to both U.S. information reporting and backup withholding unless the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN (or applicable successor form) certifying that the non-U.S. Holder is not a United States person or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability, if any, by filing a refund claim with the IRS.

Legislation relating to foreign accounts

Legislation enacted in March 2010, stated to be effective for payments made after December 31, 2012, imposes a U.S. federal withholding tax of 30% on certain payments (including dividends on, and gross proceeds from the disposition of, our common stock) made to certain foreign financial institutions (including in their capacity as agents or custodians for beneficial owners of our common stock) and to other foreign entities unless various certification, information reporting and other specified requirements are satisfied. Under recent guidance from the IRS, the legislation’s implementation has been delayed and this 30% U.S. federal withholding tax is set to apply to dividends we pay on our common stock after December 31, 2013, and to gross proceeds from the sale or other disposition of our common stock paid after December 31, 2016. The IRS’s guidance with respect to these rules is only proposed, and the scope of these rules remains unclear and potentially subject to material changes. You should consult your tax advisor regarding the possible impact of these rules on your investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% U.S. federal withholding tax. We will not pay any additional amounts in respect of any amounts withheld.

YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING (CONFLICTS OF INTEREST)

The Company, the selling stockholder and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Barclays Capital Inc. are acting as the representatives of the underwriters and the book-running managers for this offering.

Underwriters	Number of Shares
Goldman, Sachs & Co.	8,000,000
Barclays Capital Inc.	3,400,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	2,000,000
Robert W. Baird & Co. Incorporated	2,000,000
Wells Fargo Securities, LLC	2,000,000
Stephens Inc.	800,000
Raymond James & Associates, Inc.	600,000
KeyBanc Capital Markets Inc.	600,000
William Blair & Company, L.L.C.	600,000

Total	20,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 3,000,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,000,000 additional shares of common stock.

	Paid by Selling Stockholder
	No Exercise	Full Exercise
Per Share	$0.935	$0.935
Total	$18,700,000	$21,505,000

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.5610 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

On February 29, 2012, the Company granted to Mr. Anthony 9,790 shares of restricted stock. FINRA has deemed these shares to be underwriting compensation.

We and our executive officers and directors and PVF Holdings have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. We have been advised by the underwriters that they do not currently anticipate waiving the lock-up period. The underwriters have further advised us that the underwriters cannot currently speculate as to the circumstances which would lead them to waive the lock-up period.

The lock-up agreement entered into by Mr. Gerard P. Krans, one of our directors, permits Mr. Krans to pledge during the 90 day lock-up period the common units of PVF Holdings held by him as collateral in order to secure a loan. Subject to certain conditions, Mr. Krans has the right to require that PVF Holdings distribute to him the shares of our common stock which PVF Holdings owns in an aggregate amount equal to the value of his interests in PVF Holdings. See “Certain Relationships and Related Party Transactions—Governance Agreement” in our amended Annual Report on Form 10-K/A for the year ended December 31, 2011 incorporated herein by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “MRC”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may not be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than:

in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); or

to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or

(i) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong);

and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(i)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(ii)	to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of this offering, including the selling stockholder’s expenses but excluding underwriting discounts and commissions, will be approximately $0.6 million, and will be payable by us.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for the Company and the selling stockholder, for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arm’s-length transactions with us or the selling stockholder in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. For instance, affiliates of Goldman, Sachs & Co., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Raymond James & Associates are lenders under our Global ABL Facility, and affiliates of Goldman, Sachs & Co. are expected to be lenders our Term Loan. Each of the underwriters other than KeyBanc Capital Markets Inc. served as underwriters in our initial public offering in April 2012. In addition, the underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. A prospectus supplement and accompanying prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us and the selling stockholder to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

As of September 30, 2012, certain affiliates of Goldman, Sachs & Co. owned, directly or indirectly 78,532,208 shares of our common stock, representing approximately 77.4% of the shares of our common stock then issued and outstanding. Certain affiliates of Goldman, Sachs & Co. will sell 20,000,000 shares of our common stock in this offering. After giving effect to this offering (based on share ownership as of September 30, 2012 and assuming no exercise of the underwriters’ option to purchase additional shares), certain affiliates of Goldman, Sachs & Co. will own, directly or indirectly, 58,532,208 shares of our common stock, representing approximately 57.7% of the shares of our common stock issued and outstanding. These shares do not include shares acquired by Goldman, Sachs & Co. in market-making transactions. Additionally, Henry Cornell and John F. Daly, two of our twelve directors, are managing directors of Goldman, Sachs & Co., and Christopher A.S. Crampton, also one of our directors, is a vice president at Goldman, Sachs & Co.

Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus forms a part, has not been approved or endorsed by us or the selling stockholder or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

If you purchase shares of common stock offered in this prospectus supplement and accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Conflicts of Interest

Because Goldman, Sachs & Co., one of the participating underwriters, beneficially owns in excess of 10% of our issued and outstanding common stock, FINRA deems Goldman, Sachs & Co. to be our “affiliate” and to have a “conflict of interest” with us within the meaning of Rule 5121, as administered by FINRA. Therefore, this offering will be conducted in accordance with Rule 5121.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Davis Polk & Wardwell LLP is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of MRC Global Inc. appearing in MRC Global Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus supplement:

•

our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 5, 2012, and our amended Annual Report on Form 10-K/A for the year ended December 31, 2011, filed on October 9, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 7, 2012, August 8, 2012 and October 29, 2012, respectively;

•

our Current Reports on Form 8-K filed on January 13, 2012, February 23, 2012, March 1, 2012 (with respect to Item 5.03 only), March 28, 2012 (with respect to Item 8.01), March 28, 2012 (with respect to Items 1.01, 1.02, 2.03 and 9.01), April 13, 2012, April 17, 2012, April 20, 2012, May 31, 2012 (with respect to Item 8.01), July 3, 2012, August 24, 2012, September 20, 2012, October 4, 2012, October 24, 2012, October 25, 2012 (with respect to Item 2.04) and November 5, 2012 (explicitly with respect to Item 7.01); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on March 29, 2012.

You may request a copy of any or all of the information incorporated by reference into this prospectus supplement (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

MRC Global Inc.

2 Houston Center, 909 Fannin, Suite 3100

Houston, Texas 77010

Attention: Corporate Secretary

Telephone: (877) 294-7574

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus supplement is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: MRC), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://www.mrcglobal.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

MRC Global Inc.

39,266,104 Shares of Common Stock

The selling stockholder named in this prospectus may offer for resale under this prospectus, from time to time, up to 39,266,104 shares of our common stock.

The common stock may be offered or sold by the selling stockholder at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the selling stockholder’s common stock. The selling stockholder will pay all commissions and discounts, if any, attributable to the sale or disposition of its shares of our common stock, or interests therein.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “MRC.” As of October 18, 2012, the closing price of our common stock was $25.11.

This prospectus describes the general manner in which common stock may be offered and sold by the selling stockholder. We will provide supplements to this prospectus describing the specific manner in which the selling stockholder’s common stock may be offered and sold to the extent required by law. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

The selling stockholder may sell common stock to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any common stock and the specific manner in which it may be offered will be set forth in the prospectus supplement covering that sale to the extent required by law. The selling stockholder may also use this prospectus to distribute shares of common stock to its shareholders, members or partners pursuant to an in-kind distribution.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2011 filed with the Securities and Exchange Commission on October 9, 2012 (which document is incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See “Incorporation By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2012.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, the selling stockholder named on page 7 may, from time to time, sell up to a total of 39,266,104 shares of our common stock described in this prospectus in one or more offerings.

In this prospectus, all references to the “Company,” “MRC,” “we,” “us” and “our” refer to MRC Global Inc., a Delaware corporation, and its consolidated subsidiaries.

When the selling stockholder sells common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

MRC GLOBAL INC.

We are the largest global industrial distributor of pipe, valves and fittings (“PVF”) and related products and services to the energy industry based on sales and hold a leading position in our industry across each of the upstream, midstream and downstream sectors. We offer more than 150,000 stock keeping units (“SKUs”), including an extensive array of PVF, oilfield supply, automation, instrumentation and other general and specialty industry supply products from over 12,000 suppliers. Through our North American and International segments, we serve more than 12,000 customers through over 400 service locations throughout North America, Europe, Asia and Australasia.

Our PVF and oilfield supplies are used in mission critical process applications that require us to provide a high degree of product knowledge, technical expertise and value added services to our customers. We seek to provide best-in-class service and a one-stop shop for our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We provide services such as product testing, manufacturer assessments, multiple daily deliveries, volume purchasing, inventory and zone store management and warehousing, technical support, just-in-time delivery, truck stocking, order consolidation, product tagging and system interfaces customized to customer and supplier specifications for tracking and replenishing inventory, which we believe result in deeply integrated customer relationships. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

MRC Global Inc. was incorporated in Delaware on November 20, 2006. Our principal executive office is located at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574. Our website address is http://www.mrcglobal.com. Information contained on our website or on other external websites mentioned throughout this prospectus is expressly not incorporated by reference into this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on October 9, 2012 (which document is incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our common stock. See “Incorporation By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, and estimates and projections of future activity and trends in the oil and natural gas industry. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations, which involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors”, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	decreases in oil and natural gas prices;

•	decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors;

•	increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels;

•	U.S. and international general economic conditions;

•	our ability to compete successfully with other companies in our industry;

•	the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industry sectors we serve;

•	unexpected supply shortages;

•	cost increases by our suppliers;

•	our lack of long-term contracts with most of our suppliers;

•	increases in customer, manufacturer and distributor inventory levels;

•	suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline;

•	decreases in steel prices, which could significantly lower our profit;

•	increases in steel prices, which we may be unable to pass along to our customers, which could significantly lower our profit;

•	our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes;

•	changes in our customer and product mix;

•	risks related to our customers’ credit worthiness/profiles;

•	the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits;

•	the success of our acquisition strategies;

•	our significant indebtedness;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	changes in our credit profile;

•	a decline in demand for certain of the products we distribute if import restrictions on these products are lifted;

•	environmental, health and safety laws and regulations and the interpretation or implementation thereof;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	product liability claims against us;

•	pending or future asbestos-related claims against us;

•	the potential loss of key personnel;

•	interruption in the proper functioning of our information systems;

•	loss of third-party transportation providers;

•	potential inability to obtain necessary capital;

•	risks related to adverse weather events or natural disasters;

•	impairment of our goodwill or other intangible assets;

•	changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate;

•	adverse changes in political or economic conditions in the countries in which we operate;

•	exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;

•	potential increases in costs and distraction of management resulting from the requirements of being a publicly reporting company;

•	risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and

•	the operation of our Company as a “controlled company.”

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder identified in this prospectus, its pledgees, donees, transferees or other successors in interest. The selling stockholder will receive all of the net proceeds from the sale of its shares of our common stock. See “Selling Stockholder.”

SELLING STOCKHOLDER

The registration statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling stockholder in connection with our initial public offering in order to permit the selling stockholder to resell to the public shares of our common stock, as well as any common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares. Under the terms of the registration rights agreement between us and the selling stockholder named herein, we will pay all expenses of the registration of its shares of our common stock, including SEC filing fees, except that the selling stockholder will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our common stock held by the selling stockholder as of October 4, 2012. Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our common stock that will be held by the selling stockholder upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling stockholder will sell all of its shares of our common stock covered by this prospectus. When we refer to the selling stockholder in this prospectus, we mean the individuals and entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

Based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased shares of our common stock outside the ordinary course of business or, at the time of their acquisition of shares of our common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. PVF Holdings LLC, the selling stockholder, is not a broker-dealer. As discussed below, the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own, in the aggregate, all of the common stock owned by PVF Holdings because affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is a broker-dealer and is therefore deemed to be an underwriter within the meaning of the Securities Act as a result of such ownership and control.

In the table below, the percentage of shares beneficially owned is based on 101,493,718 shares of our common stock outstanding as of the date of this prospectus (which includes 95,467 vested restricted shares). Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010.

Beneficial Owner Name and Address	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering

	Number	Percent		Number	Percent
PVF Holdings LLC (1)	78,532,208	77.4%	39,266,104	39,266,104	38.7%
Goldman Sachs Group, Inc. (1) 200 West Street, New York, New York 10282	78,532,208	77.4%	39,266,104	39,266,104	38.7%
Henry Cornell (1)	78,532,208	77.4%	39,266,104	39,266,104	38.7%
John F. Daly (1)	78,532,208	77.4%	39,266,104	39,266,104	38.7%

(1)	PVF Holdings directly owns 78,532,208 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P. and GS Capital Partners VI GmbH & Co. KG (collectively, the “Goldman Sachs Funds”) are members of PVF Holdings and own common units of PVF Holdings. The Goldman Sachs Funds’ common units in PVF Holdings correspond to 47,853,611 shares of common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by PVF Holdings because:

(i)	affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds; and

(ii)	the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc.

Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ common units of PVF Holdings consist of:

•	13,469,906 shares of common stock deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C.;

•	6,957,990 shares of common stock deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C.;

•	4,619,014 shares of common stock deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GS Advisors V, L.L.C.;

•	534,035 shares of common stock deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its managing limited partner, GS Advisors V, L.L.C.;

•	10,396,674 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C.;

•	8,647,587 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C.;

•	2,858,907 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C.; and

•	369,498 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C.

Henry Cornell and John F. Daly are managing directors of Goldman, Sachs & Co. Each of Mr. Cornell, Mr. Daly, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares of common stock owned directly or indirectly by PVF Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

Transactions with PVF Holdings

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, are the majority owners of PVF Holdings. The following describes transactions between us and the selling stockholder that have occurred since January 1, 2009.

Governance Agreement

We entered into a governance agreement with PVF Holdings in April 2012, which grants PVF Holdings certain rights relating to the nomination of candidates to our board of directors.

The governance agreement allows PVF Holdings, for so long as it beneficially owns at least 15% of the shares of our common stock outstanding, to designate a number of director nominees in the slate of director nominees that we propose to stockholders in connection with an election of directors. The number of nominees that PVF Holdings will have the right to designate is equal to the product of (i) the percentage of the total outstanding shares of our common stock beneficially owned by PVF Holdings multiplied by (ii) the total number of directors comprising our board of directors. In the event that this calculation results in PVF Holdings having the right to designate a non-whole number of nominees, the number of nominees that PVF Holdings has a right to designate will be rounded up to the nearest whole number.

PVF Holdings has the right to assign its rights and obligations under the governance agreement to Goldman, Sachs & Co. and/or one or more of its affiliates, including the Goldman Sachs Funds, but not to any other person. In the event of an assignment, the director nomination rights described above will inure to the benefit of the assignee or assignees, and the shares of our common stock beneficially owned by Goldman, Sachs & Co. and its affiliates, taken together, will be counted towards the ownership thresholds referred to above.

Registration Rights Agreement

In connection with our initial public offering in April 2012, we entered into a new registration rights agreement with PVF Holdings pursuant to which we may be required to register the sale of our shares that PVF Holdings holds. Under the registration rights agreement, PVF Holdings has the right to request that we use our reasonable best efforts to register the sale of shares that PVF Holdings holds on its behalf on up to six occasions, including requiring us to file shelf registration statements permitting sales of shares into the market from time to time over an extended period. PVF Holdings’ right to demand registration is subject to certain limitations contained in the registration rights agreement, including our right to decline to cause a registration statement for a demand registration to be declared effective within 180 days after the effective date of any of our other registration statements. The filing of this shelf registration statement is being made pursuant to a demand registration request made pursuant to this registration rights agreement.

In addition, PVF Holdings has the ability to exercise certain piggyback registration rights with respect to its own securities if we elect to register any of our equity securities. The registration rights agreement also includes provisions dealing with allocation of securities included in registration statements, registration procedures, indemnification, contribution and allocation of expenses. The registration rights agreement will be in effect until such time as PVF distributes all of the common stock which it holds.

We also amended our prior registration rights agreement in April 2012, which will become effective at such time as PVF distributes any of the common stock which it holds to its members. Pursuant to the terms of such amended prior registration rights agreement, the existing members of PVF Holdings would thereafter be entitled to certain registration rights with respect to our shares of common stock which are distributed to them by PVF Holdings. In particular, the Goldman Sachs Funds would be able to request that we use our reasonable best efforts to register the sale of shares that they own on up to five occasions, and Transmark Holdings would be able to request that we use our reasonable best efforts to register the sale of shares it owns on one occasion, and all of the members of PVF Holdings party to the prior registration rights agreement would have the ability to exercise certain piggyback registration rights with respect to their own securities if we elect to register any of our equity securities.

Transactions with the Goldman Sachs Funds and Their Affiliates

MRC Transmark Acquisition

On October 30, 2009, we acquired Transmark Fcx Group B.V. In connection with the acquisition, McJunkin Red Man Corporation agreed to pay to an affiliate of the Goldman Sachs Funds a €4.0 (US$6.0) million merger and acquisition advisory fee.

Global ABL Facility

Goldman Sachs Lending Partners LLC is a lender under our multi-currency global asset-based revolving credit facility (the “Global ABL Facility”).

Notes Offerings

Goldman Sachs was a joint book-running manager for the December 2009 and February 2010 offerings of McJunkin Red Man Corporation’s 9.50% Senior Secured Notes due 2016 and received fees of $9.5 million in connection with serving in this capacity. In addition, pursuant to the registration rights agreements we entered into at the time of the Notes offerings, we have filed and are obligated to keep effective a market-making registration statement to enable Goldman Sachs to engage in market-making for the Notes. The SEC declared the initial market-making registration statement effective in July 2011.

Initial Public Offering

Goldman, Sachs & Co. acted as a joint book-running manager for our initial public offering of common stock completed in April 2012 and received fees of $12.3 million in connection with serving in that capacity.

Transactions with USI Southwest

In January 2010, we engaged Anco Insurance Services of Houston, Inc. (doing business as USI Southwest), an affiliate of the Goldman Sachs Funds, to provide insurance brokerage services to us. During the year ended December 31, 2011 and the year ended December 31, 2010, we paid USI Southwest $1.6 million and $2.2 million, respectively, for these services.

Transactions with Kinder Morgan Energy Partners, L.P.

On September 1, 2009, we entered into a Supply Agreement with Kinder Morgan Energy Partners, L.P., an affiliate of the Goldman Sachs Funds, pursuant to which we have agreed to provide maintenance, repair and operating supplies and related products for an initial term expiring on December 31, 2014. Including services provided to Kinder Morgan prior to the entry of the Supply Agreement, we received $15.5 million in the year ended December 31, 2009, $13.7 million in the year ended December 31, 2010 and $9.9 million in the year ended December 31, 2011.

Transaction with Cobalt, Energy Future Holdings, CCS and EF Energy

Cobalt International Energy LP (“Cobalt”), Luminant Generation Company LLC, Luminant Mining Company LLC and Oncor Electric Delivery Company LLC (together with Luminant Generation Company LLC and Luminant Mining Company LLC, “Energy Future Holdings”), CCS Corporation (“CCS”) and EF Energy Holdings, L.L.C. (“EF Energy”), affiliates of the Goldman Sachs Funds, are customers of our Company. Our sales to Cobalt were $1.3 million in the year ended December 31, 2009, $6.1 million in the year ended December 31, 2010 and none in the year ended December 31, 2011. Our sales to Energy Future Holdings were $0.5 million in the year ended December 31, 2009, $4.1 million in the year ended December 31, 2010 and $61,000 in the year ended December 31, 2011. Our sales to CCS were $0.5 million in the year ended December 31, 2009, $0.4 million in the year ended December 31, 2010 and $1.2 million in the year ended December 31, 2011. Our sales to EF Energy were $1.0 million in the year ended December 31, 2011, and we had no sales to EF Energy prior to 2011.

Acquisition of Shares of Common Stock by PVF Holdings LLC

Set forth below is a summary of all issuances of common stock by the Company to PVF Holdings.

In January 2007, in connection with the Company’s acquisition of the entity now known as McJunkin Red Man Corporation (and its affiliate McJunkin Appalachian Oilfield Supply Company), the Company issued 25,552,899 shares of common stock to PVF Holdings LLC in exchange for $202,712,226.29 in cash, 2,763.0177 shares of common stock of McJunkin Corporation and 1,441.33 shares of common stock of McJunkin Appalachian Oilfield Supply Company.

In March 2007, in connection with investments in PVF Holdings LLC made by a newly appointed director and a new employee of the Company, the Company issued 95,381 shares of common stock to PVF Holdings in exchange for a cash contribution of $500,857.14 and $1,000,000 in the form of a 10-year promissory note.

In October 2007, in connection with our business combination with Red Man Pipe & Supply Co., the Company issued 49,292,808 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $671,028,298 in cash and 23,584 shares of Red Man Pipe & Supply Co.

In November 2007, in connection with an investment in PVF Holdings LLC made by a newly appointed director of the Company, the Company issued 31,776 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $500,000.

In January 2008, in connection with an investment in PVF Holdings made by two new executive officers of the Company, the Company issued 108 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $1,714.28.

In January 2008, in connection with investments in PVF Holdings LLC made by select employees of the Company’s Canadian subsidiary, the Company issued 2,347,374 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $4,806,769.37 and a deferred capital contribution of $32,129,724.47.

In February 2008, in connection with an investment in PVF Holdings LLC made by a new executive officer of the Company, the Company issued 12,710 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $200,000.

In March 2008, in connection with an investment in PVF Holdings LLC made in December 2007 by a newly appointed director of the Company, the Company issued 63,552 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $1,000,000.

In April and May of 2008, in accordance with the stock purchase agreement executed in connection with our business combination with Red Man Pipe & Supply Co., it was determined that the shareholders of Red Man Pipe & Supply Co. were owed an aggregate of $7,023,446.11 as part of the purchase price adjustment. As a result, PVF Holdings LLC issued 1,785.4057 common units, equal to the aggregate dollar amount of $7,023,446.11, to the shareholders of Red Man Pipe & Supply Co. In connection with these issuances, the Company issued an aggregate of 446,460 shares of common stock to PVF Holdings LLC.

In July 2008, in connection with an investment in PVF Holdings LLC made by a new director of the Company, the Company issued 17,249 shares of common stock to PVF Holdings LLC in exchange for a cash contribution of $300,000.

In October 2009, in connection with the Company’s acquisition of the entity now known as MRC Transmark, the Company issued 6,366,271 shares of common stock to PVF Holdings LLC.

The Company has repurchased an aggregate of 12,564 shares of common stock from PVF Holdings to reflect various employee terminations.

In April 2012, PVF Holdings sold 5,681,818 shares of the Company’s common stock in our initial public offering.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share, the rights and preferences of which our board of directors may establish from time to time. As of October 4, 2012, there were 101,493,718 outstanding shares of common stock (excluding 142,544 shares of non-vested restricted stock) and no outstanding shares of preferred stock. As of October 4, 2012, there were 78 record holders of our common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws and by the provisions of applicable Delaware law.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters that our stockholders vote upon, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that our board of directors may declare. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock is represented by certificates, unless our board of directors adopts a resolution providing that some or all of our common stock shall be uncertifcated. Any resolution will not apply to any shares of common stock that are already certificated until the shares are surrendered to us.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control without further action by the stockholders.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent Delaware law permits. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent Delaware law permits. We have entered into indemnification agreements with our current directors and officers. We also maintain directors and officers insurance.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that Goldman, Sachs & Co. and its affiliates (which include PVF Holdings and the Goldman Sachs Funds) have no obligation to offer us any opportunity to participate in business opportunities presented to any of them, even if the opportunity is one that we might reasonably have pursued, and that neither Goldman, Sachs & Co. nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any of these activities unless, in the case of any person who is a director or officer of our Company, the business opportunity is expressly offered to the director or officer in writing solely in his or her capacity as an officer or director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Business Combinations with Interested Stockholders

We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any antitakeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 beginning on the date that Goldman, Sachs & Co. and its affiliates first cease to beneficially own at least 15% of our common stock. However, our amended and restated certificate of incorporation exempts Goldman, Sachs & Co. and its affiliates, and any persons to whom they sell shares of their common stock (other than persons buying shares in a registered public offering of common stock), from the effect of those provisions.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and bylaws provide that any director or our entire board of directors may be removed with or without cause by the affirmative vote of at least 75.0% of all shares then entitled to vote at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of our board of directors then in office, even if less than a quorum, or by a sole remaining director.

Voting

Stockholders holding a majority of our common stock, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided under our amended and restated certificate of incorporation or under our amended and restated bylaws.

At any stockholder meeting for which notice of the meeting was delivered to stockholders prior to the date that Goldman, Sachs & Co. and its affiliates cease to beneficially own at least 15% of the outstanding shares of our common stock, directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy. At any stockholder meeting for which notice of the meeting was delivered to stockholders on or after the date that Goldman, Sachs & Co. and its affiliates cease to own at least 15% of the outstanding shares of our common stock, a nominee for director will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election (unless the election is contested, in which case the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election). The affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case the specific provision will control.

Action by Written Consent

Our amended and restated certificate of incorporation and bylaws provide that stockholder action cannot be taken by written consent.

Ability to Call Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Stockholders will not be permitted to call a special meeting or to require our board of directors to call a special meeting.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our certificate of incorporation may generally be amended by the affirmative vote of a majority of our board of directors and by the affirmative vote of the majority of all shares of our stock then entitled to vote at any annual or special meeting of stockholders. However, our amended and restated certificate of incorporation also provides that the affirmative vote of at least 75.0% of the outstanding shares of our common stock is required to amend the provisions in our amended and restated certificate of incorporation relating to corporate opportunities, business combinations with significant shareholders, amendments to the amended and restated certificate of incorporation and bylaws and limitation on liability and indemnification of officers and directors.

In addition, our amended and restated certificate of incorporation and bylaws provide that our bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of our board of directors, or, when a quorum is present at any stockholder meeting, by the affirmative vote of at least 75.0% of the voting power of our stock entitled to vote thereon.

Advance Notice Provisions for Stockholders

To nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our amended and restated bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 30 days after the anniversary date, notice by a stockholder to be timely must be so delivered not earlier than 120 calendar days before the date of the annual meeting and not later than 90 calendar days before the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder’s notice as described above.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MRC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

General

The selling stockholder may sell the shares of our common stock covered by this prospectus using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholder may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholder may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Underwriting compensation will not exceed 8% for any offering under this registration statement.

If the selling stockholder uses an underwriter or underwriters to effectuate the sale of common stock, we and/or it will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholder may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholder may sell shares of our common stock directly to purchasers. In this case, it may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the selling stockholder’s shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholder.

We are not aware of any plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholder. We cannot assure you that the selling stockholder will sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. Such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

We and the selling stockholder may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and/or the selling stockholder against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the common stock offered by this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements of MRC Global Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in MRC Global Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 5, 2012, and our amended Annual Report on Form 10-K/A for the year ended December 31, 2011, filed on October 9, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, filed on May 7, 2012 and August 8, 2012, respectively;

•

our Current Reports on Form 8-K filed on January 13, 2012, February 23, 2012, March 1, 2012 (with respect to Item 5.03 only), March 28, 2012 (with respect to Item 8.01), March 28, 2012 (with respect to Items 1.01, 1.02, 2.03 and 9.01), April 13, 2012, April 17, 2012, April 20, 2012, May 31, 2012 (with respect to Item 8.01), July 3, 2012, August 24, 2012, September 20, 2012 and October 4, 2012; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on March 28, 2012.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

MRC Global Inc.

2 Houston Center, 909 Fannin, Suite 3100

Houston, Texas 77010

Attention: Corporate Secretary

Telephone: (877) 294-7574

You should rely only on the information contained or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: MRC), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.mrcglobal.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

20,000,000 Shares

MRC Global Inc.

Common Stock

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